Filed Pursuant to Rule 424(b)(5)
Registration No. 333-209080

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated May 17, 2016

Prospectus supplement

(To prospectus dated January 22, 2016)

€

    % Senior Notes due 20

Nasdaq, Inc. (the “Company” or “we”) is offering €         million aggregate principal amount of     % Senior Notes due 20         (the “Notes”).

The Notes will bear interest at a rate of     % per year. We will pay interest on the Notes annually in arrears on              of each year, beginning on                     , 20        . The Notes will mature on                     , 20        . We may redeem all or a portion of the Notes at our option at any time at the “make-whole redemption price” described under “Description of the Notes—Redemption—Optional Redemption.” Commencing                     , 20         (         months prior to the maturity date of the Notes), we may redeem some or all of the Notes, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

If a Change of Control Triggering Event (as defined herein) occurs, we will be required to offer to purchase the Notes from holders on terms described in this prospectus supplement.

The Notes will be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

The Notes will be general unsecured obligations of ours and will rank equally with all of our existing and future unsubordinated and unsecured obligations. The Notes will not be guaranteed by any of our subsidiaries.

Currently, there is no public market for the Notes. We intend to apply to Nasdaq Copenhagen A/S for the Notes to be listed on the official list of Nasdaq Copenhagen A/S and to be admitted to trading on Nasdaq Copenhagen A/S’ regulated market. There can be no assurance that this application will be accepted.

Investing in these securities involves risks. See “Risk Factors” beginning on page S-9.

	Per Note		Total
Public offering price(1)		%	€
Underwriting discount		%	€
Proceeds, before expenses, to us(1)		%	€

(1)	Plus accrued interest from May , 2016, if settlement occurs after that date.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be ready for delivery in book-entry form through the facilities of Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) on or about May     , 2016.

Joint Book-Running Managers

Mizuho Securities	SEB	Wells Fargo Securities	HSBC

The date of this prospectus supplement is May     , 2016.

Prospectus Supplement

Prospectus

i

ABOUT THE PROSPECTUS SUPPLEMENT

You should rely only upon the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the Securities and Exchange Commission, or SEC. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement contains the terms of this offering of Notes. This prospectus supplement may add, update or change information contained or incorporated by reference in the accompanying prospectus. In addition, the information incorporated by reference in the accompanying prospectus may have added, updated or changed information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus (or any information incorporated therein by reference), this prospectus supplement will apply and will supersede such information in the accompanying prospectus. This prospectus supplement is not a prospectus for the purposes of Directive 2003/71/EC (as amended).

It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference in making your investment decision. You should also read and consider the additional information under the caption “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

Throughout this prospectus supplement, unless otherwise specified:

•	“Nasdaq,” “we,” “us” and “our” refer to Nasdaq, Inc. and not any of our subsidiaries.

•	“The NASDAQ Stock Market” and “NASDAQ” refer to the registered national securities exchange operated by The NASDAQ Stock Market LLC.

•	“Nasdaq Clearing” refers to the clearing operations conducted by Nasdaq Clearing AB.

IN CONNECTION WITH THIS ISSUE, HSBC BANK PLC (THE “STABILIZING MANAGER”) (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) MAY OVER-ALLOT OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL FOR A LIMITED PERIOD AFTER THE ISSUE DATE. HOWEVER, THERE IS NO OBLIGATION ON THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) TO UNDERTAKE SUCH ACTION. SUCH STABILIZING ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES TAKES PLACE AND, IF BEGUN, MAY BE DISCONTINUED AT ANY TIME BUT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES. ANY STABILIZING ACTION OR OVER ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND REGULATIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE “UNDERWRITING.”

NOTICE TO INVESTORS IN THE UNITED KINGDOM

This prospectus supplement is directed solely at (i) persons who are outside the United Kingdom; (ii) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”);

(iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order; and (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any Notes may otherwise lawfully be communicated or caused to be communicated, (all such persons in (i), (ii), (iii) and (iv) above together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus supplement relates will only be available to, and will only be engaged with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement.

EXCHANGE RATE INFORMATION

This prospectus supplement contains conversions of certain Euro amounts into U.S. dollars, solely for the convenience of the reader, based on an exchange rate of U.S.$1.13 per €1.00 as at May 16, 2016, as reported by Bloomberg L.P. No representation is made that such Euro amounts referred to in this prospectus supplement could have been or could be converted into U.S. dollars at any particular rate or at all.

SUMMARY

This summary highlights the information contained elsewhere, or incorporated by reference, in this prospectus supplement. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents to which we refer you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in this prospectus supplement and the accompanying prospectus and incorporated by reference herein.

Nasdaq, Inc.

Nasdaq, Inc. is a leading provider of trading, clearing, exchange technology, regulatory, securities listing, information and public company services across six continents. Our global offerings are diverse and include trading and clearing across multiple asset classes, access services, data products, financial indexes, capital formation solutions, corporate solutions and market technology products and services. Our technology powers markets across the globe, supporting equity derivatives trading, clearing and settlement, cash equity trading, fixed income trading and many other functions.

We manage, operate and provide our products and services in four business segments: Market Services, Listing Services, Information Services and Technology Solutions.

Market Services

Our Market Services segment includes our equity derivative trading and clearing, cash equity trading, fixed income, currency and commodities trading and clearing, or FICC, and access and broker services businesses. We operate multiple exchanges and other marketplace facilities across several asset classes, including derivatives, commodities, cash equity, debt, structured products and ETPs. In addition, in some countries where we operate exchanges, we also provide broker services, clearing, settlement and central depository services. Our transaction-based platforms provide market participants with the ability to access, process, display and integrate orders and quotes. The platforms allow the routing and execution of buy and sell orders as well as the reporting of transactions, providing fee-based revenues.

In the U.S., we operate three options exchanges, as well as three cash equity exchanges. The NASDAQ Stock Market, the largest of our cash equities exchanges, is the largest single venue of liquidity for trading U.S.-listed cash equities. We also operate a leading electronic platform for trading of U.S. Treasuries and Nasdaq Futures, Inc., or NFX, a U.S. based energy derivatives market which offers cash settled energy derivatives based on key energy benchmarks including oil, natural gas and U.S. power.

Through our acquisition of Chi-X Canada ATS Limited, or Chi-X Canada, in February 2016, we also operate two Canadian markets for the trading of Canadian-listed securities.

In Europe, we operate exchanges in Stockholm (Sweden), Copenhagen (Denmark), Helsinki (Finland), and Iceland, as well as the clearing operations of Nasdaq Clearing AB. We also operate exchanges in Tallinn (Estonia), Riga (Latvia) and Vilnius (Lithuania) as Nasdaq Baltic. Collectively, Nasdaq Nordic and Nasdaq Baltic offer trading in cash equities and depository receipts, warrants, convertibles, rights, fund units and exchange traded funds as well as trading and clearing of derivatives and clearing of resale and repurchase agreements. Through Nasdaq First North, our Nordic and Baltic operations also offer alternative marketplaces for smaller companies.

In addition, Nasdaq Commodities operates a power derivatives exchange regulated in Norway and a European carbon exchange. In the U.K., we operate Nasdaq NLX, a London-based multilateral trading venue that offers a range of both short-term interest rate and long-term interest rate euro- and sterling-based listed derivative products.

Through our Access and Broker Services business, we provide market participants with a wide variety of alternatives for connecting to and accessing our markets via a number of different protocols used for quoting, order entry, trade reporting, DROP functionality and connectivity to various data feeds. We also provide co-location services to market participants, whereby firms may lease cabinet space and power to house their own equipment and servers within our data center. Our broker services operations offer technology and customized securities administration solutions to financial participants in the Nordic market.

Listing Services

Our Listing Services segment includes our U.S. and European Listing Services businesses. We operate a variety of listing platforms around the world to provide multiple global capital raising solutions for private and public companies. Our main listing markets are The NASDAQ Stock Market and the Nasdaq Nordic and Nasdaq Baltic exchanges. Our Listing Segment also includes The NASDAQ Private Market, LLC, or NPM, and SecondMarket Solutions, Inc., or SecondMarket, which are marketplaces for private growth companies.

As of March 31, 2016, The NASDAQ Stock Market was home to 2,852 listed companies with a combined market capitalization of approximately $8.0 trillion, and in Europe, the Nasdaq Nordic and Nasdaq Baltic exchanges, together with Nasdaq First North, were home to 847 listed companies with a combined market capitalization of approximately $1.3 trillion.

Information Services

Our Information Services segment includes our Data Products and our Index Licensing and Services businesses. Our Data Products business sells and distributes historical and real-time quote and trade information to market participants and data distributors. Our data products enhance transparency of the market activity within the exchanges that we operate and provide critical information to professional and non-professional investors globally.

Our Index Licensing and Services business develops and licenses Nasdaq branded indexes, associated derivatives, and financial products and also provides custom calculation services for third-party clients. As of March 31, 2016, we had 226 ETPs licensed to Nasdaq’s indexes and had over $105 billion of assets under management in licensed ETPs tracking Nasdaq indexes.

Technology Solutions

Our Technology Solutions segment includes our Corporate Solutions and Market Technology businesses.

Our Corporate Solutions business serves corporate clients, including companies listed on our exchanges. We help organizations manage the two-way flow of information with their key constituents, including their board members and investors, and with clients and the public through our suite of advanced technology, analytics, and consultative services. Our Corporate Solutions business primarily offers products to serve the following key areas: investor relations, public relations, multimedia solutions, and governance. We currently have over 17,000 Corporate Solutions clients.

Our Market Technology business is a leading global technology solutions provider and partner to exchanges, clearing organizations, central securities depositories, regulators, banks, brokers and corporate businesses. Our Market Technology business is the sales channel for our complete global offering to other marketplaces.

Market Technology provides technology solutions for trading, clearing, settlement, surveillance and information dissemination to markets with wide-ranging requirements, from the leading markets in the U.S., Europe and Asia to emerging markets in the Middle East, Latin America, and Africa. Our marketplace solutions can handle a wide array of assets including cash equities, equity derivatives, currencies, various interest-bearing securities, commodities, and energy products, and are currently powering more than 70 marketplaces in 50 countries. Market Technology also provides market surveillance services to broker-dealer firms worldwide, as well as enterprise governance, risk management and compliance software solutions.

Corporate Information

We are incorporated in Delaware. Our executive offices are located at One Liberty Plaza, New York, New York, 10006 and our telephone number is (212) 401-8700. Our web site is http://www.business.nasdaq.com. Information contained on our web site is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

Recent Developments

The ISE Transaction

On March 9, 2016, we entered into a stock purchase agreement (the “ISE Transaction Agreement”) with Deutsche Boerse AG and Eurex Frankfurt AG, pursuant to which we agreed to acquire 100% of the equity interests in U.S. Exchange Holdings, Inc. (together with its subsidiaries, “ISE”), which is the indirect owner of three electronic options exchanges: International Securities Exchange, ISE Gemini and ISE Mercury (the “ISE Transaction”). The purchase price will consist of $1.1 billion in cash to be paid at the closing. The acquisition is subject to certain customary closing conditions.

In connection with the ISE Transaction Agreement, we entered into a commitment and engagement letter, dated March 9, 2016, as supplemented on March 23, 2016, among us, Wells Fargo Bank, National Association (“Wells Fargo”), Wells Fargo Securities, LLC (“WFS”), Mizuho Bank, Ltd. (“Mizuho”), Nordea Bank AB (publ) (“Nordea”) Skandinaviska Enskilda Banken AB (publ) (“SEB”), HSBC Bank USA, National Association (“HSBC”), Svenska Handelsbanken AB (publ), New York Branch (“Svenska”), TD Bank, N.A. (“TD Bank” and together with Wells Fargo, WFS, Mizuho, Nordea, HSBC and Svenska, the “Commitment Parties”), pursuant to which certain of the Commitment Parties have agreed to provide, subject to the satisfaction of customary closing conditions, up to $1.1 billion of senior unsecured bridge loans (the “Bridge Facility”) for the purpose of financing all or a portion of the cash consideration payable by us pursuant to the ISE Transaction Agreement. The maximum amount which may be utilized under the Bridge Facility will be $1.1 billion. See “Use of Proceeds.”

The Bridge Facility will be reduced on a dollar-for-dollar basis by the gross proceeds of this offering. Although we do not currently expect to make any borrowings under the Bridge Facility, there can be no assurance that such borrowings will not be made.

The Offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the Notes, see “Description of the Notes” herein and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Nasdaq, Inc.

Notes Offered	€ million aggregate principal amount of % Senior Notes due 20 (the “Notes”).

Maturity	, 20 .

Interest	Interest will accrue on the Notes at the rate of % per year, and will be payable in cash annually in arrears on of each year, commencing , 20 . Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated. See “Description of the Notes—Principal, Maturity and Interest.”

The interest rate payable on the Notes will be subject to adjustment from time to time as described under “Description of the Notes—Interest Rate Adjustment.”

Ranking	The Notes will be general unsecured obligations of ours and will rank equally with all of our existing and future unsubordinated and unsecured obligations, including our 5.25% Senior Notes due 2018, 5.55% Senior Notes due 2020, 3.875% Senior Notes due 2021, 4.25% Senior Notes due 2024, our Senior Credit Facility and our Term Loan Credit Agreement. See “Description of Other Indebtedness.”

Holders of any of our existing or future secured indebtedness and other secured obligations will have claims that are prior to your claims as holders of the Notes, to the extent of the value of the assets securing such indebtedness and other obligations, in the event of any bankruptcy, liquidation or similar proceeding.

As of March 31, 2016, after giving effect to this offering, but without giving effect to the application of proceeds therefrom, we would have had approximately $ million aggregate principal amount of senior unsecured indebtedness outstanding, and we would have had no material secured indebtedness or other secured obligations outstanding.

The Notes will be structurally subordinated to all existing and future obligations of our subsidiaries, including claims with respect to trade payables, which may be material. As of March 31, 2016, after giving effect to this offering, but without giving effect to the application of proceeds therefrom, our direct and indirect subsidiaries would have had no indebtedness outstanding to which the Notes would have been structurally subordinated.

No Guarantees	The Notes will not be guaranteed by any of our subsidiaries.

Further Issues	We may create and issue further notes ranking equally and ratably in all respects with the Notes being offered hereby, so that such further notes will be consolidated and form a single series with the Notes being offered hereby and will have the same terms as to status, ISIN and Common Code numbers or otherwise. We may also create and issue further notes of a different series than the Notes. See “Description of the Notes—Further Issues.”

Optional Redemption	We may redeem all or a portion of the Notes at our option at any time at the “make-whole” redemption price applicable to such Notes described under “Description of the Notes—Redemption—Optional Redemption.” At any time on or after , 20 ( months before their maturity date), the Notes will be redeemable, as a whole or in part, at our option and at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Certain Covenants	We will issue the Notes under an indenture that will, among other things, limit our ability to:

•	consolidate, merge or sell all or substantially all of our assets;

•	create liens; and

•	enter into sale and leaseback transactions.

All of these limitations will be subject to a number of important qualifications and exceptions. See “Description of the Notes—Certain Covenants.”

Use of Proceeds	The net proceeds from the offering of the Notes, after deducting the underwriting discount and our estimated offering expenses, will be approximately € million. We expect to use the net proceeds from the offering of the Notes for general corporate purposes, which may include, without limitation, the repayment of indebtedness and the funding of the cash consideration payable by us in connection with the ISE Transaction or other future acquisitions. See “Use of Proceeds.”

Absence of Public Market	The Notes are new securities for which there is currently no established market. Accordingly, we cannot assure you as to the development or liquidity of any market for the Notes. The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so, and they may discontinue any market making activities with respect to the Notes without notice to you or us.

Listing	We intend to apply to Nasdaq Copenhagen A/S for the Notes to be listed on the official list of Nasdaq Copenhagen A/S and to be admitted to trading on Nasdaq Copenhagen A/S’ regulated market. There can be no assurance that this application will be accepted.

Governing Law	The Notes and the indenture under which they will be issued will be governed by New York law.

Trustee	Wells Fargo Bank, National Association.

Registrar	HSBC Bank USA, National Association.

Transfer Agent	HSBC Bank USA, National Association.

Paying Agent	HSBC Bank USA, National Association.

Risk Factors	Investing in the Notes involves risk. See “Risk Factors” and the other information included in or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in the Notes.

RISK FACTORS

Investing in the Notes involves risk. You should consider carefully the following risks and all of the information set forth or incorporated by reference in this prospectus supplement, including the risks and uncertainties described under the heading “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and our Quarterly Reports on Form 10-Q, as applicable, and elsewhere in our public filings before investing in the Notes offered by this prospectus supplement.

Risks Relating to the Notes

The Notes will be structurally junior to the indebtedness and other liabilities of our subsidiaries.

We are a holding company with minimal direct operating businesses other than the equity interests of our subsidiaries. We require dividends and other payments from our subsidiaries to meet cash requirements and to pay dividends on our common stock. Minimum capital requirements mandated by regulatory authorities having jurisdiction over some of our regulated subsidiaries indirectly restrict the amount of dividends paid upstream. If our subsidiaries are unable to pay dividends and make other payments to us when needed, we may be unable to satisfy our obligations, which would have a material adverse effect on our business, financial condition and operating results.

You will not have any claim as a creditor against our subsidiaries, and all existing and future indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be structurally senior to the Notes. Furthermore, in the event of any bankruptcy, liquidation or reorganization of any of our subsidiaries, the rights of the holders of the Notes to participate in the assets of such subsidiary will rank behind the claims of that subsidiary’s creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). As a result, the Notes will be structurally subordinated to the outstanding indebtedness and other liabilities, including trade payables, of our subsidiaries, which may be material.

As of March 31, 2016, our direct and indirect subsidiaries had no indebtedness outstanding to which the Notes would have been structurally subordinated. Our subsidiaries generate substantially all of our revenues and net income and own substantially all of our assets. As of March 31, 2016, our subsidiaries held approximately 97.6% of our consolidated assets. In addition, the indenture will not restrict these subsidiaries from incurring additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

The Notes will be effectively subordinated to all of our existing and future secured indebtedness and other secured obligations.

The Notes will not be secured by any of our assets. As a result, the indebtedness represented by the Notes will be effectively subordinated to any existing and future secured indebtedness we have incurred or may incur, as well as to other secured obligations, in each case to the extent of the value of the assets securing such indebtedness. The terms of the indenture will permit us to incur secured debt subject to some limitations, and the amount of such secured debt could be significant. In addition, the indenture will not contain any limitation on our ability to incur secured obligations that do not constitute indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding, any secured creditors would have a claim to their collateral superior to that of the Notes. See “Description of the Notes—Certain Covenants—Limitations on Liens.”

Downgrades or other changes in our credit ratings could affect our financial results and reduce the market value of the Notes.

The credit ratings assigned to the Notes may not reflect the potential impact of all risks related to trading markets, if any, for, or trading value of, the Notes. A rating is not a recommendation to purchase, hold or sell our debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Either rating organization may lower our rating or decide not to rate our securities in its sole discretion. The rating of our debt securities is based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due on our debt securities and the ultimate payment of principal of our debt securities on the final maturity date. Any ratings downgrade could decrease the value of the Notes, increase our cost of borrowing or require certain actions to be performed to rectify such a situation. The reduction, suspension or withdrawal of the ratings of our debt securities will not, in and of itself, constitute an event of default under the indenture governing the Notes.

We may choose to redeem the Notes when prevailing interest rates are relatively low.

The Notes are redeemable at any time at our option, and we may choose to redeem some or all of the Notes from time to time, especially when prevailing interest rates are lower than the rates borne by the Notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable investment at an effective interest rate as high as the interest rates on the Notes being redeemed. See “Description of the Notes—Redemption—Optional Redemption.”

There is no current public market for the Notes and a market may not develop.

The Notes are new securities for which there is currently no established market. We cannot guarantee:

•	the liquidity of any market that may develop for the Notes;

•	your ability to sell the Notes; or

•	the price at which you might be able to sell the Notes.

Liquidity of any market for the Notes and future trading prices of the Notes will depend on many factors, including:

•	prevailing interest rates;

•	our operating results; and

•	the market for similar securities.

The underwriters have advised us that they currently intend to make markets in the Notes, but they are not obligated to do so and may cease any market-making at any time without notice. Although we intend to apply to Nasdaq Copenhagen A/S for the Notes to be listed on the official list of Nasdaq Copenhagen A/S and to be admitted to trading on Nasdaq Copenhagen A/S’ regulated market, we cannot assure you that the Notes will become or remain traded. Although no assurance is made as to the liquidity of the Notes as a result of the admission to trading on Nasdaq Copenhagen A/S’ regulated market, failure to be approved for listing or the delisting of the Notes, as applicable, may have a material effect on a holder’s ability to resell the Notes in the secondary market.

The indenture governing the Notes will not limit our ability to incur future indebtedness, pay dividends, repurchase securities, engage in transactions with affiliates or engage in other activities, which could adversely affect our ability to pay our obligations under the Notes.

The indenture governing the Notes will not contain any financial maintenance covenants and will contain only limited restrictive covenants. The indenture will not limit our or our subsidiaries’ ability to incur additional indebtedness, issue or repurchase securities, pay dividends or engage in transactions with affiliates. We, therefore, may pay dividends and incur additional debt, including secured indebtedness in certain circumstances or indebtedness by, or other obligations of, our subsidiaries to which the Notes would be structurally subordinated. Our ability to incur additional indebtedness and use our funds for numerous purposes may limit the funds available to pay our obligations under the Notes. See “Description of the Notes—Certain Covenants.”

We may not be able to repurchase the Notes upon a change of control triggering event.

Unless we have exercised our right to redeem the Notes as described in the indenture, upon a change of control triggering event, we will be required to make an offer to each holder of the Notes to repurchase all or any part of such holder’s Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. A “change of control triggering event” will occur when there is (i) a change of control involving the Company and (ii) within a specified period in relation to the change of control, the Notes are downgraded by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and are rated below an investment grade rating by both of these rating agencies. If we experience a change of control triggering event, there can be no assurance that we will have sufficient financial resources available at such time to satisfy our obligations to repurchase the Notes. Our failure to purchase the Notes as required under the indenture governing the Notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the Notes. See “Description of the Notes—Repurchase upon Change of Control Triggering Event.”

Holders of the Notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro.

Investors will have to pay for the Notes in euro. Payments of principal, interest, and Additional Amounts, if any, in respect of the Notes are payable by us in euro. An investment in the Notes which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the “home currency”), entails significant risks not associated with a similar investment in a security denominated in the home currency.

These include the possibility of:

•	significant changes in rates of exchange between the home currency and the euro;

•	the imposition or modification of foreign exchange controls with respect to the euro; and

•	tax consequences for you as a result of any foreign exchange gains or losses resulting from an investment in the Notes.

We have no control over a number of factors affecting Notes denominated in a currency other than an investor’s home currency, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, rates of exchange for certain currencies, including the euro, have been highly volatile and this volatility may continue in the future.

Despite measures taken to alleviate credit risk, concerns persist regarding the debt burden of certain member states of the European Monetary Union and their ability to meet future financial obligations, the overall stability of the euro and the suitability of the euro as a single currency given the diverse economic and political circumstances in individual member states. These and other concerns could lead to the reintroduction of individual currencies in one or more member states, or, in more extreme circumstances, the possible dissolution of the euro entirely. Should the euro dissolve entirely, the legal and contractual consequences for holders of euro-denominated obligations would be determined by laws in effect at such time. The official exchange rate at which the Notes may be redenominated may not accurately reflect their value in euro. These potential developments, or market perceptions concerning these developments and related issues, could adversely affect the value of the Notes.

Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the Notes. Depreciation of the euro against the home currency could result in a decrease in the effective yield of the Notes below the coupon rate, in the investor’s home currency equivalent of the principal payable at the maturity of the Notes and generally in the investor’s home currency equivalent market value of the Notes. Appreciation of the euro in relation to the investor’s home currency would have the opposite effect.

The United Kingdom, the European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates as well as the availability of the euro at the time of payment of principal of, interest on, or any redemption payment or Additional Amounts with respect to, the Notes.

The Notes will be governed by, and construed in accordance with, the laws of the State of New York. U.S. federal or state courts rendering a judgment on the Notes may be unable to enter judgment in any currency except in U.S. dollars. Accordingly, in a lawsuit for payment on the Notes, investors may bear currency exchange risk, which could be material.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than an investor’s home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the Notes.

On May 16, 2016, the closing euro/dollar rate of exchange was U.S. $1.13 per €1.00, as reported by Bloomberg L.P.

Trading in the clearing systems is subject to minimum denomination requirements.

The Notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such Notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or an integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

USE OF PROCEEDS

The net proceeds from the offering of the Notes, after deducting the underwriting discount and our estimated offering expenses, will be approximately €             million. We expect to use the net proceeds from the offering of the Notes for general corporate purposes, which may include, without limitation, the repayment of indebtedness and the funding of the cash consideration payable by us in connection with the ISE Transaction or other future acquisitions.

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for each of the five years ended December 31, 2015 and the three months ended March 31, 2016 are set forth below:

Three months ended March 31, 2016		Year ended December 31,
		2015		2014	2013	2012	2011
As adjusted(1)	Actual	As adjusted(1)	Actual
6.50x	7.14x	5.54x	6.11x	5.45x	5.76x	5.94x	5.23x

(1)	After giving effect to this offering, but not to the application of the estimated net proceeds thereof.

We computed ratios of earnings to fixed charges by dividing income from continuing operations before income taxes and fixed charges by fixed charges. Fixed charges consist of interest expense on all debt obligations (including accretion of debt issuance costs and debt discount) and the portion of operating lease rental expense that is representative of the interest factor.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facility

On November 24, 2014, the Company entered into a credit agreement (the “Senior Credit Facility”) with Bank of America, N.A., JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as swingline lenders, the other lenders party thereto, Bank of America, N.A., as administrative agent and issuing bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Merchant Banking, Skandinaviska Enskilda Banken AB (publ), Mizuho Bank, Ltd., Nordea Bank Finland Plc, New York Branch and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunning managers, JPMorgan Chase Bank, N.A., Merchant Banking, Skandinaviska Enskilda Banken AB (publ), Mizuho Bank, Ltd., Nordea Bank Finland Plc, New York Branch and Wells Fargo Bank, National Association, as syndication agents, and TD Bank, N.A. and HSBC Bank USA, N.A., as documentation agents.

The Senior Credit Facility provides for a $750 million senior unsecured five-year revolving credit facility (with sublimits for non-dollar borrowings, swingline borrowings and letters of credit). The loans under the Senior Credit Facility have a variable interest rate based on either the London Interbank Offered Rate or the Base Rate (or other applicable rate with respect to non-dollar borrowings), plus an applicable margin that varies with the Company’s debt rating.

As of March 31, 2016, loans in an aggregate principal amount of $28 million (net of unamortized debt issuance costs) were outstanding under the Senior Credit Facility, and availability under the Senior Credit Facility was $720 million.

The Senior Credit Facility contains financial and operating covenants. Financial covenants include a minimum interest expense coverage ratio and a maximum leverage ratio. Operating covenants include, among other things, limitations on (i) the incurrence of indebtedness by the Company’s subsidiaries, (ii) liens on assets of the Company and its subsidiaries, (iii) entering into affiliate transactions, (iv) the disposition of assets by the Company and its subsidiaries and (v) the payment of distributions in respect of the Company’s capital stock.

The Senior Credit Facility also contains customary affirmative covenants, including access to financial statements, notice of defaults and certain other material events, maintenance of properties and insurance, and customary events of default, including cross-defaults to certain material indebtedness.

The Senior Credit Facility matures, and all amounts outstanding thereunder will be due and payable in full, on November 25, 2019. Amounts borrowed under the Senior Credit Facility may be prepaid at any time without premium or penalty.

Term Loan Credit Agreement

On March 17, 2016, the Company entered into a credit agreement (the “Term Loan Credit Agreement”) with the lenders party thereto, Bank of America, N.A., as administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., Mizuho Bank (USA), Nordea Bank Finland Plc, New York Branch, Investment Banking, Skandinaviska Enskilda Banken AB (publ) and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunning managers, JPMorgan Chase Bank, N.A., Mizuho Bank (USA), Nordea Bank Finland Plc, New York Branch, Investment Banking, Skandinaviska Enskilda Banken AB (publ) and Wells Fargo Bank, National Association, as syndication agents, and TD Bank, N.A. and HSBC Bank USA, N.A., as documentation agents.

The Term Loan Credit Agreement provides for a $400 million senior unsecured term loan facility. The loans under the Term Loan Credit Agreement have a variable interest rate based on either the London Interbank Offered Rate or the Base Rate (or other applicable rate with respect to non-dollar borrowings), plus an applicable margin that varies with the Company’s debt rating.

As of March 31, 2016, loans in an aggregate principal amount of $399 million (net of unamortized debt issuance costs) were outstanding under the Term Loan Credit Agreement. At the end of each quarter, from and after the quarter ending March 31, 2018, the Company is required to repay loans under the Term Loan Credit Agreement in an amount equal to 2.50% of the aggregate original principal amount of loans under the Term Loan Credit Agreement.

The Term Loan Credit Agreement contains financial and operating covenants. Financial covenants include a minimum interest expense coverage ratio and a maximum leverage ratio. Operating covenants include, among other things, limitations on (i) the incurrence of indebtedness by the Company’s subsidiaries, (ii) liens on assets of the Company and its subsidiaries, (iii) entering into affiliate transactions, (iv) the disposition of assets by the Company and its subsidiaries and (v) the payment of dividends in respect of the Company’s capital stock.

The Term Loan Credit Agreement also contains customary affirmative covenants, including access to financial statements, notice of defaults and certain other material events, maintenance of properties and insurance, and customary events of default, including cross-defaults to certain material indebtedness.

The Term Loan Credit Agreement matures, and all amounts outstanding thereunder will be due and payable in full, on November 25, 2019. Amounts borrowed under the Term Loan Credit Agreement may be prepaid at any time without premium or penalty. Amounts paid or prepaid in respect of the Term Loan Credit Agreement may not be reborrowed.

Other Credit Facilities

In addition to the Senior Credit Facility and the Term Loan Credit Agreement, the Company has credit facilities related to its Nasdaq Clearing operations in order to provide further liquidity. These credit facilities, which are available in multiple currencies, primarily Swedish Krona, totaled the U.S. dollar equivalent of $209 million at March 31, 2016 and $202 million at December 31, 2015 in available liquidity, none of which was utilized.

5.55% Senior Notes Due 2020

On January 15, 2010, the Company completed the offering of $600 million aggregate principal amount of 5.55% Senior Notes due 2020 (the “2020 Notes”). The 2020 Notes pay interest semiannually at a rate of 5.55% per annum.

The 2020 Notes are general unsecured obligations of the Company and rank equally with all of its existing and future unsubordinated obligations. The 2020 Notes are not guaranteed by any of the Company’s subsidiaries. The 2020 Notes were issued under an indenture that, among other things, limits the Company’s ability to consolidate, merge or sell all or substantially all of its assets, create liens, and enter into sale and leaseback transactions.

5.25% Senior Notes Due 2018

On December 21, 2010, the Company completed the offering of $370 million aggregate principal amount of 5.25% Senior Notes due 2018 (the “2018 Notes”). The 2018 Notes pay interest semiannually at a rate of 5.25% per annum, and such rate may vary with Nasdaq’s debt rating up to a rate not to exceed 7.25%.

The 2018 Notes are general unsecured obligations of the Company and rank equally with all of its existing and future unsubordinated obligations. The 2018 Notes are not guaranteed by any of the Company’s subsidiaries. The 2018 Notes were issued under an indenture that, among other things, limits the Company’s ability to consolidate, merge or sell all or substantially all of its assets, create liens, and enter into sale and leaseback transactions. In addition, upon a change of control triggering event (as defined in the indenture governing the 2018 Notes), the terms require us to repurchase all or part of each holder’s 2018 Notes for cash equal to 101% of the aggregate principal amount purchased plus accrued and unpaid interest, if any.

3.875% Senior Notes Due 2021

On June 7, 2013, the Company completed the offering of €600 million aggregate principal amount of 3.875% Senior Notes due 2021 (the “2021 Notes”). The 2021 Notes pay interest annually at a rate of 3.875% per annum, and such rate may vary with the Company’s debt rating up to a rate not to exceed 5.875%.

The 2021 Notes are general unsecured obligations of the Company and rank equally with all of its existing and future unsubordinated obligations. The 2021 Notes are not guaranteed by any of the Company’s subsidiaries. The 2021 Notes were issued under an indenture that, among other things, limits the Company’s ability to consolidate, merge or sell all or substantially all of its assets, create liens, and enter into sale and leaseback transactions. In addition, upon a change of control triggering event (as defined in the indenture governing the 2021 Notes), the terms require us to repurchase all or part of each holder’s 2021 Notes for cash equal to 101% of the aggregate principal amount purchased plus accrued and unpaid interest, if any.

4.25% Senior Notes due 2024

On May 29, 2014, the Company completed the offering of $500 million aggregate principal amount of 4.25% Senior Notes due 2024 (the “2024 Notes”). The 2024 Notes pay interest semiannually at a rate of 4.25% per annum, and such rate may vary with the Company’s debt rating up to a rate not to exceed 6.25%.

The 2024 Notes are general unsecured obligations of the Company and rank equally with all of its existing and future unsubordinated obligations. The 2024 Notes are not guaranteed by any of the Company’s subsidiaries. The 2024 Notes were issued under an indenture that among other things, limits the Company’s ability to consolidate, merge or sell all or substantially all of its assets, create liens, and enter into sale and leaseback transactions. In addition, upon a change of control triggering event (as defined in the indenture governing the 2024 Notes), the terms require us to repurchase all or part of each holder’s 2024 Notes for cash equal to 101% of the aggregate principal amount purchased plus accrued and unpaid interest, if any.

DESCRIPTION OF THE NOTES

The     % Senior Notes due 20         offered hereby (the “Notes”) will be issued under an indenture, dated as of June 7, 2013 (the “base indenture”) between Nasdaq, Inc. and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and a supplemental indenture to be dated as of                          , 2016 (the “supplemental indenture” and, together with the base indenture, the “indenture”). In this Description of the Notes section, “we,” “us,” “our,” “Nasdaq” or the “Company” and similar words refer to Nasdaq, Inc. and not to any of its subsidiaries.

Because this section is a summary, it does not describe every aspect of the Notes and the indenture. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the Notes and the indenture, including definitions of certain terms used therein. The terms of the Notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the “TIA.” You may obtain copies of the Notes and the indenture by requesting them from us or the Trustee.

General

The Notes:

•	will be senior unsecured obligations of ours;

•	will rank equally with all of our other senior unsecured indebtedness from time to time outstanding, including our 5.25% Senior Notes due 2018, 5.55% Senior Notes due 2020, 3.875% Senior Notes due 2021, 4.25% Senior Notes due 2024 and all indebtedness under our Senior Credit Facility and our Term Loan Credit Agreement;

•	will be structurally subordinated to all existing and future obligations of our subsidiaries, including claims with respect to trade payables; and

•	will be effectively subordinated in right of payment to all of our existing and future secured indebtedness and other secured obligations to the extent of the collateral securing any such indebtedness and other obligations.

The Notes will initially be limited to €         million aggregate principal amount. The Notes will be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Principal, Maturity and Interest

The Notes will bear interest at a rate of     % per year. Interest on the Notes will be payable annually in arrears on          of each year, beginning on                     , 20        , and will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or the settlement date if no interest has been paid or duly provided for on the Notes), to but excluding the next date on which interest is paid or duly provided for. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. Interest on the Notes will accrue from and including the settlement date and will be paid to holders of record on the day immediately prior to the applicable interest payment date.

The Notes will mature on                     , 20        . On the maturity date of the Notes, the holders will be entitled to receive 100% of the principal amount of such Notes. The Notes will not have the benefit of any sinking fund.

If any interest payment date, redemption date or maturity date falls on a day that is not a business day, then the relevant payment may be made on the next succeeding business day and no interest will accrue because of such delayed payment. With respect to the Notes, when we use the term “business day” we mean any day except a Saturday, a Sunday or a day on which banking institutions in the applicable place of payment are authorized or required by law, regulation or executive order to close.

Claims against the Company for payment of principal, interest and Additional Amounts (as defined below), if any, on the Notes will become void unless presentment for payment is made (where so required under the indenture) within, in the case of principal and Additional Amounts, if any, a period of ten years or, in the case of interest, a period of five years, in each case from the applicable original date of payment therefor.

Interest Rate Adjustment

The interest rate payable on the Notes will be subject to adjustment from time to time if either Moody’s or S&P (each as defined below), or, in either case, any Substitute Rating Agency (as defined below) downgrades (or subsequently upgrades) the credit rating assigned to the Notes, in the manner described below.

If the rating from Moody’s (or any Substitute Rating Agency) of the Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Notes will increase such that it will equal the interest rate payable on the Notes on the date of their issuance plus the percentage set forth opposite the ratings from the table below:

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

If the rating from S&P (or any Substitute Rating Agency) of the Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Notes will increase such that it will equal the interest rate payable on the Notes on the date of their issuance plus the percentage set forth opposite the ratings from the table below:

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

If at any time the interest rate on the Notes has been adjusted upward and either Moody’s or S&P (or, in either case, a Substitute Rating Agency), as the case may be, subsequently increases its rating of the Notes to any of the threshold ratings set forth above, the interest rate on the Notes will be decreased such that the interest rate for the Notes will equal the interest rate payable on the Notes on the date of their issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase in rating. If Moody’s (or any Substitute Rating Agency) subsequently increases its rating of the Notes to Baa3 (or its equivalent, in the case of a Substitute Rating Agency) or higher, and S&P (or any Substitute Rating Agency) increases its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher the interest rate on the Notes will be decreased to the interest rate payable on the Notes on the date of their issuance. In addition, the interest rates on the Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies) if the Notes become rated A3 and A- (or the equivalent of either such rating, in the case of a Substitute Rating Agency) or higher by each of Moody’s and S&P (or, in either case, a Substitute Rating Agency thereof), respectively (or by one rating agency in the event the Notes are only rated by one rating agency and we have not obtained ratings from a Substitute Rating Agency).

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, a Substitute Rating Agency), shall be made independent of any and all other adjustments, provided, however, that in no event shall (1) the interest rate for the Notes be reduced to below the interest rate payable on the Notes on the date of their issuance or (2) the total increase in the interest rate on the Notes exceed 2.00% above the interest rate payable on the Notes on the date of their issuance.

No adjustments in the interest rate of the Notes shall be made solely as a result of a rating agency ceasing to provide a rating of the Notes. If at any time Moody’s or S&P ceases to provide a rating of the Notes for any reason, we will use our commercially reasonable efforts to obtain a rating of the Notes from a Substitute Rating Agency, to the extent one exists, and if a Substitute Rating Agency exists, for purposes of determining any increase or decrease in the interest rate on the Notes pursuant to the tables above (a) such Substitute Rating Agency will be substituted for the last rating agency to provide a rating of the Notes but which has since ceased to provide such rating, (b) the relative rating scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (c) the interest rate on the Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the Notes on the date of their issuance plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other rating agency). For so long as only one of Moody’s or S&P provides a rating of the Notes and no Substitute Rating Agency is offered to replace the other rating agency, any subsequent increase or decrease in the interest rate of the Notes necessitated by a reduction or increase in the rating by the agency providing the rating shall be twice the percentage set forth in the applicable table above. For so long as none of Moody’s, S&P or a Substitute Rating Agency provides a rating of the Notes, the interest rate on the Notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the Notes on the date of their issuance.

Any interest rate increase or decrease described above will take effect on the next business day after the day on which the rating change has occurred.

If the interest rate payable on the Notes is increased as described above, the term “interest,” as used with respect to the Notes, will be deemed to include any such additional interest unless the context otherwise requires.

“Substitute Rating Agency” means, in our discretion at any time and from time to time, Fitch, Inc. or any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified to the Trustee by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or either of them, as the case may be.

Ranking

The Notes will be general unsecured obligations of ours and will rank equally with all of our existing and future unsubordinated obligations.

Holders of any secured indebtedness and other secured obligations of the Company will have claims that are prior to your claims as holders of the Notes, to the extent of the value of the assets securing such indebtedness and other obligations, in the event of any bankruptcy, liquidation or similar proceeding.

As of March 31, 2016, after giving effect to this offering, but without giving effect to the application of proceeds therefrom, we would have had approximately $                 million aggregate principal amount of senior unsecured indebtedness outstanding and no material secured indebtedness or other secured obligations outstanding.

We conduct our operations through subsidiaries. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash required to pay our debt service obligations, including payments on the Notes. The Notes will not be guaranteed by any of our subsidiaries, and will therefore be “structurally” subordinated to all indebtedness and other obligations of our subsidiaries, including claims with respect to trade payables, which may be material. This means that in the event of bankruptcy, liquidation or reorganization of any of our subsidiaries, the holders of Notes will have no direct claim to participate in the assets of such subsidiary but may only recover by virtue of our equity interest in our subsidiaries (except to the extent we have a claim as a creditor of such subsidiary). Holders of all existing and future indebtedness and other liabilities of our subsidiaries, including trade payables and claims of lessors under leases, have the right to be satisfied in full prior to our receipt of any payment as any equity owner of our subsidiaries. As of March 31, 2016, after giving effect to this offering, but without giving effect to the application of proceeds therefrom, our direct and indirect subsidiaries would have had no indebtedness outstanding to which the Notes would have been structurally subordinated.

Further Issues

The Notes will constitute a separate series of debt securities under the indenture, initially limited to €                 million. Under the indenture, we may, without the consent of the holders of the Notes, issue additional Notes of the same or a different series from time to time in the future in an unlimited aggregate principal amount; provided, that, if any such additional Notes are not fungible with the Notes offered hereby (or any other tranche of additional Notes) for U.S. federal income tax purposes, then such additional Notes will have different ISIN and/or Common Code numbers than the Notes offered hereby (and any such other tranche of additional Notes). The Notes offered hereby and any additional Notes of the same series would rank equally and ratably and would be treated as a single class for all purposes under the indenture. This means that, in circumstances where the indenture provides for the holders of debt securities of any series to vote or take any action, any of the outstanding Notes, as well as any additional Notes that we may issue by reopening such series, will vote or take action as a single class.

Payment of Additional Amounts by a Foreign Successor Issuer

A Foreign Successor Issuer is any entity that is organized in a jurisdiction other than the United States, any state thereof or the District of Columbia and becomes a successor of Nasdaq, Inc. as a result of a merger of Nasdaq, Inc. with and into such entity after the date hereof in accordance with the provisions set forth in “Certain Covenants—Merger, Consolidation or Sale of Assets.”

All payments made under or with respect to the Notes by any Foreign Successor Issuer will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied by or on behalf of any jurisdiction in which such Foreign Successor Issuer is organized, resident or doing business for tax purposes or from or through which such Foreign Successor Issuer makes any payment on the Notes or any department or political subdivision thereof (each, a “Relevant Taxing Jurisdiction”), unless such Foreign Successor Issuer or any other applicable withholding agent is required to withhold or deduct Taxes by law. For the avoidance of doubt a Relevant Taxing Jurisdiction shall not include the United States, any state thereof or the District of Columbia. If a Foreign Successor Issuer or any other applicable withholding agent is required by law to make any such withholding or deduction, the Foreign Successor Issuer, subject to the exceptions listed below, will pay such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each beneficial owner of the Notes after such withholding or deduction (including withholding or deduction attributable to Additional Amounts payable hereunder) will not be less than the amount the beneficial owner would have received if such Taxes had not been withheld or deducted (provided that if the applicable withholding agent is a person other than a Foreign Successor Issuer, the Additional Amounts payable by the

Foreign Successor Issuer under “—Payment of Additional Amounts by a Foreign Successor Issuer” shall not exceed the Additional Amounts that would have been payable by the Foreign Successor Issuer under “—Payment of Additional Amounts by a Foreign Successor Issuer” had the Foreign Successor Issuer been the applicable withholding agent (i.e., had the Foreign Successor Issuer made payments directly to the applicable beneficial owner of the Notes)).

A Foreign Successor Issuer will not, however, pay Additional Amounts to a holder or beneficial owner of Notes:

(a) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed, withheld or deducted but for the holder’s or beneficial owner’s present or former connection with the Relevant Taxing Jurisdiction (other than any connection resulting from the acquisition, ownership, holding or disposition of Notes, the receipt of payments thereunder and/or the exercise or enforcement of rights under any Notes);

(b) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of Notes, following the Foreign Successor Issuer’s written request addressed to the holder or beneficial owner, to the extent such holder or beneficial owner is legally eligible to do so, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(c) with respect to any estate, inheritance, gift, sales, transfer, personal property, wealth or any similar Taxes;

(d) if such holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment and the Taxes giving rise to such Additional Amounts would not have been imposed on such payment had the holder been the beneficiary, partner or sole beneficial owner, as the case may be, of such Note (but only if there is no material cost or expense associated with transferring such Note to such beneficiary, partner or sole beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or sole beneficial owner);

(e) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed, withheld or deducted but for the presentation by the holder or beneficial owner of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(f) with respect to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to the European Council Directive on the taxation of savings income which was adopted by the ECOFIN Council on June 3, 2003, or any law amending, implementing or complying with, or introduced in order to conform to such directive (the “EU Savings Tax Directive”) or is required to be made pursuant to the Agreement between the European Community and the Swiss Confederation dated October 26, 2004, providing for measures equivalent to those laid down in the EU Savings Tax Directive (the “EU-Swiss Savings Tax Agreement”) or any law or other governmental regulation amending, implementing or complying with, or introduced in order to conform to, such agreement;

(h) with respect to any withholding or deduction required pursuant to current Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b) of the Code (or any amended or successor version as described above) or any related fiscal or regulatory legislation, rules or practice adopted pursuant to any intergovernmental agreement entered into in connection with implementing any of the foregoing; or

(i) any combination of items (a), (b), (c), (d), (e), (f), (g) and (h).

A Foreign Successor Issuer will (i) make any such withholding or deduction required by applicable law and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Foreign Successor Issuer will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes. The Foreign Successor Issuer will provide to the Trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld are due pursuant to applicable law, either a certified copy of tax receipts evidencing such payment, or, if such tax receipts are not reasonably available to the Foreign Successor Issuer, such other documentation that provides reasonable evidence of such payment by the Foreign Successor Issuer.

At least 30 calendar days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Foreign Successor Issuer will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 35th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it will be promptly thereafter), the Foreign Successor Issuer will deliver to the Trustee an officers’ certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders on the payment date. The Foreign Successor Issuer will promptly publish a notice in accordance with the provisions set forth in “—Notices” stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

In addition, a Foreign Successor Issuer will pay any stamp, issue, registration, court, documentation, excise or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction at any time after the merger described above in respect of the execution, issuance, registration or delivery of the Notes or any other document or instrument referred to thereunder and any such taxes, charges or duties imposed by any Relevant Taxing Jurisdiction at any time after the merger described above as a result of, or in connection with, any payments made pursuant to the Notes and/or the enforcement of the Notes and/or any other such document or instrument.

The obligations described under this heading will survive any termination, defeasance or discharge of the indenture and will apply mutatis mutandis to any successor Person to any Foreign Successor Issuer (other than a Person organized under the laws of the United States, any state thereof or the District of Columbia) and to any jurisdiction in which such successor is organized or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents.

Whenever the applicable indenture or this “Description of the Notes” refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note, such reference includes the payment of Additional Amounts as described hereunder, if applicable.

Redemption

Optional Redemption

The Notes will be redeemable, in whole or in part from time to time, at our option, at a redemption price (the “make-whole redemption price”) equal to the greater of (i) 100% of the principal amount of the Notes, and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the Notes (exclusive of interest accrued and unpaid as of the date of redemption), discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Bund Rate (as defined below), plus              basis points, plus accrued and unpaid interest thereon to the date of redemption. However, if the redemption date is after a record date and on or prior to a corresponding interest payment date, the interest will be paid on the redemption date to the holder of record on the record date.

Notwithstanding the foregoing, at any time on or after                     , 20         (         months before their maturity date), the Notes will be redeemable, as a whole or in part, at our option and at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Notice of any redemption will be mailed at least 30 days, but not more than 60 days, before the redemption date to each registered holder of Notes to be redeemed. Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to, but not including, the redemption date. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes (or portion thereof) to be redeemed on such redemption date.

“Bund Rate” means, with respect to any redemption date, the rate per annum equal to the annual equivalent yield to maturity of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such redemption date.

“Comparable German Bund Issue” means that German Bundesanleihe security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of the Notes.

“Comparable German Bund Price” means, with respect to any redemption date, (i) the average of four Reference German Bund Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference German Bund Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations.

“Quotation Agent” means a Reference German Bund Dealer appointed by us.

“Reference German Bund Dealer” means any dealer of German Bundesanleihe securities selected by us in good faith.

“Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference German Bund Dealer at 3:30 p.m., Frankfurt, Germany time, on the third business day preceding such redemption date.

If we elect to redeem less than all of the Notes, and such Notes are at the time represented by a global note, then the depositary will select by lot the particular interests to be redeemed. If we elect to redeem less than all of the Notes, and any of such Notes are not represented by a global note, then the Trustee will select the particular Notes to be redeemed in a manner it deems appropriate and fair (and the depositary will select by lot the particular interests in any global note to be redeemed).

We may at any time, and from time to time, purchase the Notes at any price or prices in the open market or otherwise.

Tax Redemption

If:

(a)	any amendment to, or change in, the laws (or regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction which is announced and becomes effective after the date on which a Foreign Successor Issuer becomes a Foreign Successor Issuer (or, where a jurisdiction in question does not become a Relevant Taxing Jurisdiction until a later date, such later date); or

(b)	any amendment to, or change in, the official application or official interpretation of the laws, regulations or rulings of any Relevant Taxing Jurisdiction which is announced and becomes effective after the date on which a Foreign Successor Issuer becomes a Foreign Successor Issuer (or, where a jurisdiction in question does not become a Relevant Taxing Jurisdiction until a later date, such later date), such Foreign Successor Issuer would be obligated to pay, on the next date for any payment and as a result of that amendment or change, Additional Amounts as described above under “—Payment of Additional Amounts by a Foreign Successor Issuer” with respect to the Relevant Taxing Jurisdiction, which such Foreign Successor Issuer reasonably determines it cannot avoid by the use of reasonable measures available to it, then such Foreign Successor Issuer may redeem all, but not less than all, of the Notes, at any time thereafter, upon not less than 30 nor more than 60 days’ notice, at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date. Prior to the giving of any notice of redemption described in this paragraph, a Foreign Successor Issuer will deliver to the Trustee:

(a)	a certificate signed by an officer of such Foreign Successor Issuer stating that the obligation to pay the Additional Amounts cannot be avoided by such Foreign Successor Issuer’s taking reasonable measures available to it; and

(b)	a written opinion of independent legal counsel to such Foreign Successor Issuer of recognized standing to the effect that such Foreign Successor Issuer has or will become obligated to pay such Additional Amounts as a result of a change, amendment, official interpretation or application described above.

A Foreign Successor Issuer will deliver a notice of any optional redemption of the Notes described above to each registered holder of the Notes in accordance with the provisions of the indenture described under “—Notices.” No such notice of redemption may be given more than 60 days before or 365 days after the Foreign Successor Issuer first becomes liable to pay any Additional Amount.

Repurchase upon Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs with respect to the Notes, unless we have exercised our right to redeem the Notes as described under “—Optional Redemption,” or “—Tax Redemption,” we will be required to make an offer to repurchase all or, at the holder’s option, any part (equal to €100,000 or any integral multiple of €1,000 in excess thereof) of each holder’s Notes pursuant to the offer described below (the “Change of Control Offer”).

In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event with respect to the Notes or, at our option, prior to any Change of Control (as defined below) but after the public announcement of the transaction or transactions that constitutes or may constitute a Change of Control, we will be required to mail a notice to holders of the Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the date specified in the notice, which date will be no earlier than 30 and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by such Notes and described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of such Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes or the indenture, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes or the indenture by virtue of such conflict.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent for the Notes an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•	deliver or cause to be delivered to the Trustee or the paying agent for the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us.

The paying agent for the Notes will be required to promptly mail, to each holder who properly tendered Notes, the purchase price for such Notes, and the Trustee will be required to promptly authenticate and mail (or cause to be transferred by book entry) to each such holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new note will be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults on its offer, we will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event. In addition, we will not purchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment.

“Below Investment Grade Rating Event” with respect to the Notes means the ratings of the Notes are decreased from an Investment Grade Rating by each of the Rating Agencies to below an Investment Grade Rating by each of the Rating Agencies on any date during the period commencing upon the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following public notice of the occurrence of the related Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of “Change of Control Triggering Event” hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the holders of the Notes in writing at their request that the reduction was the result, in whole or in part, of any event or circumstance comprising or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of us and our Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than us or one of our Subsidiaries; (2) the approval by the holders of our common stock of any plan or proposal for our liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock; or (4) the first day on which a majority of the members of our board of directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned Subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person or Group (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event occurring in respect of that Change of Control.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the date of the issuance of the Notes; or (2) was nominated or approved for election, elected or appointed to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination, approval, election or appointment (either by a specific vote or by approval of the proxy statement issued by us in which such member was named as a nominee for election as a director).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, firm, limited liability company, corporation, partnership, association, joint venture, tribunal, trust, government or political subdivision or agency or instrumentality thereof, or any other entity or organization and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, that we select (as certified by an executive officer of ours) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Financial, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

The definition of “Change of Control” includes a phrase relating to the sale, transfer, conveyance or other disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to purchase your Notes as a result of the sale, transfer, conveyance or other disposition of less than all of our assets may be uncertain.

Certain Covenants

The indenture will contain, among others, the following covenants:

Merger, Consolidation or Sale of Assets

Under the terms of the indenture, we will be permitted to consolidate or merge with another entity or to sell, transfer or otherwise convey all or substantially all of our assets to another entity, subject to our meeting all of the following conditions:

•	the resulting entity (if other than us) must (x) be a Person organized under the laws of any U.S. jurisdiction or any European Union Member State and (y) deliver a supplemental indenture by which such surviving entity expressly assumes our obligations under the indenture; and

•	immediately following the consolidation, merger, sale or conveyance, no Event of Default (as defined below) (and no event which, after notice or lapse of time or both, would become an Event of Default) shall have occurred and be continuing.

In the event that we consolidate or merge with another Person or sell all or substantially all of our assets to another Person, the surviving Person will be substituted for us under the indenture, and we will be discharged from all of our obligations under the indenture.

Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of our assets. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

Limitations on Liens

We may not, and may not permit any of our Significant Subsidiaries (as defined below) to, create or permit to exist any Lien (as defined below) on any Principal Property (as defined below) of ours or any of our Significant Subsidiaries (or on any stock of a Significant Subsidiary), whether owned on the date of issuance of the Notes or thereafter acquired, to secure any Indebtedness (as defined below) (any such Lien, a “Subject Lien”), unless we contemporaneously secure the Notes (together with, if we so determine, any other Indebtedness of or guaranty by us or such Significant Subsidiary then existing or thereafter created that is not subordinated to the Notes) equally and ratably with (or, at our option, prior to) that obligation.

“Indebtedness” means any indebtedness (whether being principal, premium, interest or other amounts) for or in respect of any notes, bonds, debentures or other instruments for money borrowed or any borrowed money or any liability under or in respect of any banker’s acceptance (other than a daylight overdraft).

“Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind.

We will not, however, be required to secure the Notes if the Lien consists of one or more Permitted Liens (as defined below).

Under the indenture, “Permitted Liens” of any person will be defined as:

(a) Liens imposed by law or any governmental authority for taxes, assessments, levies or charges that are not yet overdue by more than 60 days or are being contested in good faith (and, if necessary, by appropriate proceedings) or for commitments that have not been violated;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and similar Liens imposed by law or which arise by operation of law and which are incurred in the ordinary course of business or where the validity or amount thereof is being contested in good faith (and, if necessary, by appropriate proceedings);

(c) Liens incurred or pledges or deposits made in compliance with workers’ compensation, pension liabilities, unemployment insurance and other social security laws or regulations or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) Liens incurred or pledges or deposits made to secure the performance of bids, trade contracts, tenders, leases, statutory obligations, surety, customs and appeal bonds, performance bonds, customer deposits and other obligations of a similar nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments, decrees, orders of any court or in connection with legal proceedings or actions at law or in equity that do not constitute an Event of Default under the indenture;

(f) Liens arising in connection with the operations of us or any Subsidiary relating to clearing, depository, matched principal, regulated exchange or settlement activities, including without limitation, Liens on securities sold by us or any of our Subsidiaries in repurchase agreements, reverse repurchase agreements, sell-buy-back and buy-sell-back agreements, securities lending and borrowing agreements and any other similar agreement or transaction entered into in the ordinary course of clearing, depository, matched principal and settlement operations or in the management of liabilities;

(g) Liens on (1) any property or asset prior to the acquisition thereof, provided that such Lien may only extend to such property or asset, or (2) property of a Significant Subsidiary where (A) such Significant Subsidiary becomes a Subsidiary after the date of this prospectus supplement, (B) (i) the Lien exists at the time such Significant Subsidiary becomes a Subsidiary or (ii) was incurred pursuant to contractual commitments entered into before such Subsidiary became a Subsidiary, (C) the Lien was not created in contemplation of such Significant Subsidiary becoming a Subsidiary, and (D) the principal amount secured by the Lien at the time such Significant Subsidiary becomes a Subsidiary is not subsequently increased or extended to any other assets other than those owned by the entity becoming a Subsidiary;

(h) any Lien existing on the issue date of the Notes;

(i) Liens upon fixed, capital, real and/or tangible personal property acquired after the date hereof (by purchase, construction, development, improvement, capital lease, Synthetic Lease or otherwise) by us or any Significant Subsidiary, each of which Liens was created for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction, development or improvement) of such property; provided that no such lien shall extend to or cover any property other than the property so acquired and improvements thereon;

(j) Liens in favor of us or any Subsidiary;

(k) Liens arising from the sale of accounts receivable for which fair equivalent value is received;

(l) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Liens referred to in the foregoing clauses (f), (g), (h), (i), (j) and (k); provided that the principal amount of Indebtedness secured thereby and not otherwise authorized as a Permitted Lien shall not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement;

(m) Liens securing our obligations or those of any Subsidiary of ours in respect of any swap agreements or other hedging arrangements entered into (1) in the ordinary course of business and for non-speculative purposes or (2) solely in order to serve clearing, depository, regulated exchange or settlement activities in respect thereof;

(n) easements, zoning restrictions, minor title defects, irregularities or imperfections, restrictions on use, rights of way, leases, subleases and similar charges and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations (other than customary maintenance requirements) and which could not reasonably be expected to have a material adverse effect on the business or financial condition of us and our Subsidiaries taken as a whole;

(o) Liens created in connection with any share repurchase program in favor of any broker, dealer, custodian, trustee or agent administering or effecting transactions pursuant to a share repurchase program; and

(p) Liens consisting of an agreement to sell, transfer or dispose of any asset or property (to the extent such sale, transfer or disposition is not prohibited by the subsection “—Merger, Consolidation or Sale of Assets”).

“Principal Property” means the land, improvements, buildings and fixtures (including any leasehold interest therein) constituting a corporate office, facility or other capital asset which is owned or leased by us or any of our Significant Subsidiaries the net book value of which on the date as of which the determination is being made exceeds 2% of our Consolidated Net Tangible Assets, unless our board of directors has determined in good faith that such office, facility or capital asset is not of material importance to the total business conducted by us and our Significant Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction (as defined below) or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Significant Subsidiary,” with respect to any Person, means any Subsidiary of such Person that satisfies the criteria for a “Significant Subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Subsidiary” means any corporation, limited liability company or other similar type of business entity in which we and/or one or more of our Subsidiaries together own more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company or other similar type of business entity, directly or indirectly.

“Synthetic Lease” means any tax retention or other synthetic lease which is treated as an operating lease under United States generally accepted accounting principles, but the liabilities under which are or would be characterized as indebtedness for tax purposes.

Limitations on Sale and Lease-Back Transactions

We will not, nor will we permit any of our Significant Subsidiaries to, enter into any Sale and Lease-Back Transaction (as defined below) with respect to any Principal Property, other than (x) any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or (y) any such Sale and Lease-Back Transaction between us and one of our Subsidiaries or between our Subsidiaries, unless: (a) we or such Significant Subsidiary would be entitled to incur Indebtedness secured by a lien on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt (as defined below) with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Notes, pursuant to the covenant described above under the caption “—Limitations on Liens”; or (b) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by our board of directors) and we apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of (i) the prepayment or retirement of the Notes, (ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Indebtedness of us or of one of our Subsidiaries (other than Indebtedness that is subordinated to the Notes or Indebtedness owed to us or one of our Subsidiaries) that matures more than 12 months after its creation (including any such Indebtedness that by its terms is renewable or extendible beyond 12 months from the date of its creation, at the option of the borrower) or (iii) the purchase, construction, development, expansion or improvement of other comparable property.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of all series then outstanding under the indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us or any of our Significant Subsidiaries of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us or such Significant Subsidiary to such person.

Excepted Indebtedness

Notwithstanding the limitations on Liens and Sale and Lease-Back Transactions described above, and without limiting our or any Significant Subsidiary’s ability to issue, incur, create, assume or guarantee Indebtedness secured by Permitted Liens, we and any Significant Subsidiary will be permitted to incur Indebtedness secured by a Lien or may enter into a Sale and Lease-Back Transaction, in either case, without regard to the restrictions contained in the preceding two sections entitled “Certain Covenants—Limitations on Liens” and “Certain Covenants—Limitations on Sale and Lease-Back Transactions,” if at the time the Indebtedness is incurred and after giving effect to this Indebtedness and to the retirement of Indebtedness which is being retired substantially concurrently therewith, the sum of (a) the aggregate principal amount of all Indebtedness secured by Subject Liens other than Permitted Liens, and (b) the Attributable Debt of all our Sale and Lease-Back Transactions not otherwise permitted by the provisions described under “Certain Covenants—Limitations on Sale and Lease-Back Transactions,” does not exceed 15% of Consolidated Net Tangible Assets (as defined below).

“Consolidated Net Tangible Assets” means, at any date, the aggregate amount of assets (less applicable reserves) of the Company and its Subsidiaries after deducting therefrom (a) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities (excluding any current liabilities for money borrowed having a maturity of less than 12 months but by its terms is renewable or extendible beyond 12 months from such date at the option of the borrower), all as reflected in the Company’s most recent consolidated balance sheet as at the end of its fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with United States generally accepted accounting principles.

Events of Default

Holders of the Notes will have specified rights if an Event of Default (as defined below) occurs.

The term “Event of Default” in respect of the Notes means any of the following:

(1) we do not pay interest on any of the Notes within 30 days of its due date;

(2) we fail to pay the principal (or premium, if any) of any Note, when such principal becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise;

(3) failure by us to comply with our obligations under “Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4) we remain in breach of a covenant or warranty in respect of the indenture or Notes (other than a covenant included in the indenture solely for the benefit of debt securities of another series) for 90 days after we receive a written notice of default, which notice must be sent by either the Trustee or holders of at least 25% in principal amount of the outstanding Notes;

(5) we file for bankruptcy, or other events of bankruptcy, insolvency or reorganization specified in the indenture;

(6) we default on any indebtedness of ours or of a Significant Subsidiary having an aggregate amount of at least $150,000,000, constituting a default either of payment of principal when due and payable or which results in acceleration of the indebtedness unless the default has been cured or waived or the indebtedness discharged in full within 60 days after we have been notified of the default by the Trustee or holders of at least 25% of the outstanding Notes; or

(7) one or more final judgments for the payment of money in an aggregate amount in excess of $150,000,000 above available insurance or indemnity coverage shall be rendered against us or any Significant Subsidiary and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed.

If an Event of Default (other than an Event of Default specified in clause (5) above) with respect to the Notes has occurred, the Trustee or the holders of at least 25% in principal amount of the Notes may declare the entire unpaid principal amount of (and premium, if any), and all the accrued interest on, the Notes to be due and immediately payable. This is called a declaration of acceleration of maturity. There is no action on the part of the Trustee or any holder of the Notes required for such declaration if the Event of Default is the Company’s bankruptcy, insolvency or reorganization. Holders of a majority in principal amount of the Notes may also waive certain past defaults under the indenture with respect to the Notes on behalf of all of the holders of the Notes. A declaration of acceleration of maturity may be canceled, under specified circumstances, by the holders of at least a majority in principal amount of the Notes and the Trustee.

Except in cases of default, where the Trustee has special duties, the Trustee is not required to take any action under the indenture at the request of holders unless the holders offer the Trustee protection from expenses and liability satisfactory to the Trustee. If an indemnity satisfactory to the Trustee is provided, the holders of a majority in principal amount of Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances specified in the indenture. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or Event of Default.

Before holders of the Notes are allowed to bypass the Trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the Notes, the following must occur:

•	such holders must give the Trustee written notice that an Event of Default has occurred and remains uncured;

•	holders of at least 25% in principal amount of the Notes must make a written request that the Trustee take action because of the default and must offer the Trustee indemnity satisfactory to the Trustee against the cost and other liabilities of taking that action; and

•	the Trustee must have failed to take action for 60 days after receipt of the notice and offer of indemnity.

Holders are, however, entitled at any time to bring a lawsuit for the payment of money due on the Notes on or after the due date.

Modification of the Indenture and Waiver of Rights of Holders

Under certain circumstances, we can make changes to the indenture and the Notes. Some types of changes require the approval of each holder of Notes, some require approval by a vote of a majority of the holders of the Notes, and some changes do not require any approval at all.

Changes Requiring Approval of All Holders

First, there are changes that cannot be made to the Notes without the approval of holders of all Notes. These include changes that:

(1) reduce the percentage of holders of Notes who must consent to a waiver or amendment of the indenture;

(2) reduce the rate of interest on any Note or change the time for payment of interest;

(3) reduce the principal or premium due on the Notes or change the stated maturity date of the Notes;

(4) change the place or currency of payment on a Note;

(5) change the right of holders of Notes to waive an existing default by majority vote;

(6) modify the provisions of the indenture with respect to the ranking of the Notes in a manner adverse to the holders of the Notes;

(7) impair the right of the holders of Notes to sue for payment; or

(8) make any change to this list of changes.

Changes Requiring a Majority Vote

The second type of change to the indenture and the Notes requires a vote in favor by holders owning a majority of the principal amount of the Notes. Most changes fall into this category, except as described above under “—Changes Requiring Approval of All Holders” and below under “—Changes Not Requiring Approval.” A majority vote of holders of Notes is required to waive any past default, except a failure to pay principal, premium or interest or a default in the certain covenants and provisions of the indenture that cannot be modified or waived without the consent of each holder as described above under “—Changes Requiring Approval of All Holders.”

Changes Not Requiring Approval

The third type of change does not require any vote by holders of outstanding Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding Notes in any material respect.

Defeasance and Covenant Defeasance

We may elect either (i) to defease and be discharged from any and all obligations with respect to the Notes (except as otherwise provided in the indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants that are described in the indenture (“covenant defeasance”), upon the deposit with the Trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment in the opinion of a nationally recognized firm of certified public accountants, to pay the principal of, premium, if any, and interest on the Notes to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous senior payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the Trustee an opinion of counsel to the effect that the beneficial owners of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. We may exercise our defeasance option with respect to the Notes notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

If we exercise our covenant defeasance option, payment of the Notes may not be accelerated by reference to any covenant from which we are released as described under clause (ii) of the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the Notes, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Satisfaction and Discharge

The indenture will at our request be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the indenture) as to all outstanding Notes, when:

1. either:

(A) all Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation; or

(B) all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, or are to be called for redemption within one year, under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in our name, and at our expense, and we have deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of Notes that have become due and payable) or to the maturity date or redemption date, as the case may be; provided that upon any redemption that requires the payment of a premium, the amount deposited shall be sufficient to the extent that an amount is deposited with the Trustee equal to the premium calculated as of the date of the notice of redemption, with any deficit on the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such deficit is in fact paid). Any Applicable Premium Deficit shall be set forth in an officers’ certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

2. we have paid all other sums payable under the indenture by us; and

3. we have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

The Trustee and Transfer and Paying Agent

Wells Fargo Bank, National Association, acting through its corporate trust office at 150 East 42nd Street, New York, New York 10017, is the Trustee for the Notes. HSBC Bank USA, National Association, acting through its office at 425 Fifth Avenue, New York, New York, 10018, is acting as the registrar and transfer agent for the Notes (the “Transfer Agent”). The Notes will be transferable at the office of the Transfer Agent. HSBC Bank USA, National Association, acting through its office at 425 Fifth Avenue, New York, New York, 10018, is acting as the paying agent for the Notes. Principal and interest on the Notes will be payable at the office of the paying agent. We may, however, pay interest by check mailed to registered holders of the Notes. At the maturity of the Notes, the principal, together with accrued interest thereon, will be payable in immediately available funds upon surrender of such Notes at the office of the Trustee.

No service charge will be made for any transfer or exchange of the Notes, but we may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange.

In specific instances, we or the holders of a majority of the then outstanding principal amount of the Notes may remove the Trustee and appoint a successor Trustee. The Trustee may become the owner or pledgee of the Notes with the same rights, subject to conflict of interest restrictions, it would have if it were not the Trustee. The Trustee and any successor trustee must be eligible to act as trustee under Section 310(a)(1) of the TIA and shall have a combined capital and surplus of at least $50,000,000 and be subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the Trustee may also serve as trustee under other indentures relating to securities issued by us or our subsidiaries and may engage in commercial transactions with us and our subsidiaries.

Notices

Notices to holders of Notes will be given by mail to the addresses of such holders as they appear in the security register.

Title

We, the Trustee and any agent of ours may treat the registered owner of any Notes as the absolute owner thereof (whether or not the Notes shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of Notes

We will replace any mutilated Note at the expense of the holders upon surrender to the Trustee. We will replace Notes that become destroyed, lost or stolen at the expense of the holder upon delivery to the Trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen Note, an indemnity or security satisfactory to us and the Trustee may be required at the expense of the holder of the Note before a replacement Note will be issued.

Governing Law

The indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws principles thereof.

Book Entry System; Global Notes

The Notes will be issued in the form of one or more global notes, in fully registered form, each of which we refer to as a “global note.” Each such global note will be deposited with HSBC Bank plc, the common depositary for Clearstream and Euroclear (the “Common Depositary”), and registered in the name of the Common Depositary or its nominee. We will not issue certificated securities to you for the Notes you purchase, except in the limited circumstances described below.

Beneficial interests in the global notes will be represented, and transfers of such beneficial interest will be effected, through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Clearstream or Euroclear. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Should certificates be issued to individual holders of the Notes, a holder of Notes who, as a result of trading or otherwise, holds a principal amount of Notes that is less than the minimum denomination of Notes would be required to purchase an additional principal amount of Notes such that its holding of Notes amounts to the minimum specified denomination. Investors may hold Notes directly through Clearstream or Euroclear, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. The address of Clearstream is 42 Avenue JF Kennedy, L-1855 Luxembourg, Luxembourg, and the address of Euroclear is 1 Boulevard Roi Albert II, B-1210 Brussels, Belgium.

Beneficial interests in the global notes will be shown on, and transfers of beneficial interests in the global notes will be made only through, records maintained by Clearstream or Euroclear and their participants. When you purchase Notes through the Clearstream or Euroclear systems, the purchases must be made by or through a direct or indirect participant in the Clearstream or Euroclear system, as the case may be. The participant will receive credit for the Notes that you purchase on Clearstream’s or Euroclear’s records, and, upon its receipt of such credit, you will become the beneficial owner of those Notes. Your ownership interest will be recorded only on the records of the direct or indirect participant in Clearstream or Euroclear, as the case may be, through which you purchase the Notes and not on Clearstream’s or Euroclear’s records.

Neither Clearstream nor Euroclear, as the case may be, will have any knowledge of your beneficial ownership of the Notes. Clearstream’s or Euroclear’s records will show only the identity of the direct participants and the amount of the Notes held by or through those direct participants.

You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from Clearstream or Euroclear. You should instead receive those documents from the direct or indirect participant in Clearstream or Euroclear through which you purchase the Notes.

As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The Paying Agent will wire payments on the Notes to the Common Depositary as the holder of the global notes. The trustee, the Paying Agent and we will treat the Common Depositary or any successor nominee to the Common Depositary as the owner of the global notes for all purposes.

Accordingly, the Trustee, the Paying Agent and we will have no direct responsibility or liability for any aspect of the records relating to or payments made on account of Notes by Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes. Any redemption or other notices with respect to the Notes will be sent by us directly to Clearstream or Euroclear, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder, all in accordance with the rules of Clearstream or Euroclear, as the case may be, and the internal procedures of the direct participant (or the indirect participant) through which you hold your beneficial interest in the Notes.

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the global notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such global notes for all purposes under the indenture and the Notes. Payments of principal, interest and Additional Amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof.

Distributions of principal, interest and Additional Amounts, if any, with respect to the global notes will be credited in euro to the extent received by Euroclear or Clearstream to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the Notes through Clearstream and Euroclear system on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear system on the same business day as in the United States. U.S. investors who wish to transfer their interests in the Notes, or to make or receive a payment or delivery of the Notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear system is used.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any Notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired date.

Any secondary market trading of book-entry interests in the Notes will take place through participants in Clearstream and Euroclear in accordance with the normal rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds. Owners of book-entry interests in the Notes will receive payments relating to their Notes in euro.

Clearstream and Euroclear

We have obtained the information in this section concerning Clearstream and Euroclear, and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that Clearstream is a limited liability company organized under Luxembourg law as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream participant.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”) under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

We understand that the Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

We have provided the descriptions of the operations and procedures of Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters, the Trustee or the Paying Agent takes any responsibility for these operations or procedures, and you are urged to contact Clearstream and Euroclear or their participants directly to discuss these matters.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of material U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below and collectively referred to as “Holders”) with respect to the ownership and disposition of the Notes acquired in this offering, but does not purport to be a complete analysis of all the potential tax considerations. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to Holders that are subject to special rules under the U.S. federal income tax laws (including, for example, entities treated as partnerships for United States federal income tax purposes or partners or members therein, individual retirement and other tax-deferred accounts, banks or other financial institutions, broker-dealers, insurance companies, regulated investment companies, real estate investment trusts, traders in securities that elect a mark-to-market method of accounting, holders liable for the alternative minimum tax, tax-exempt entities, common trust funds, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” U.S. Holders holding the Notes through non-U.S. brokers or other intermediaries, non-U.S. trusts and estates that have U.S. beneficiaries, dealers or traders in securities or currencies, and persons in special situations, such as those who hold the Notes as part of a straddle, hedge, synthetic security, conversion transaction or other integrated investment comprised of the Notes and one or more other investments). This discussion applies only to Holders that purchase Notes in the initial offering at their original “issue price” (i.e., the first price at which a substantial amount of the Notes is sold to purchasers (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash) and hold Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address tax considerations applicable to subsequent purchasers of the Notes. In addition, this discussion does not describe any tax consequences of the ownership or disposition of the Notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and does not address any U.S. federal tax laws other than those pertaining to the income tax, nor does it address any state, local or foreign tax consequences. This discussion also does not address tax consequences to U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar. This discussion is based upon the Code, the Treasury Regulations (the “Treasury Regulations”) promulgated thereunder, and administrative rulings of the Internal Revenue Service (“IRS”) and judicial interpretations thereof, all as of the date hereof and all of which are subject to differing interpretations and may change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth herein. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not sought, and will not seek, any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion.

This discussion is for general information only and is not intended to constitute a complete description of all tax consequences relating to the ownership and disposition of Notes. Prospective purchasers of the Notes are urged to consult their own tax advisors concerning the particular tax consequences to them of acquiring, owning and disposing of the Notes, as well as the application and effect of any state, local and foreign income and other tax laws.

The terms of the Notes provide for payments by us in excess of stated interest or principal, or prior to their scheduled payment dates, under certain circumstances. The possibility of such payments may implicate special rules under Treasury Regulations governing “contingent payment debt instruments.” According to those Treasury Regulations, the possibility that such payments of excess or accelerated amounts will be made will not affect the amount of income a Holder recognizes in advance of the payment of such excess or accelerated amounts, if there is only a remote chance as of the date the Notes are issued that such payments will be made. We intend to take the position that the likelihood that such payments of excess or accelerated amounts will be made is remote within the meaning of the applicable Treasury Regulations and therefore the Notes do not constitute contingent payment debt instruments. The remainder of this discussion assumes that this position will be respected. Our position that the Notes do not constitute contingent payment debt instruments is binding on a Holder unless such

Holder discloses its contrary position to the IRS in the manner required by applicable Treasury Regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position successfully, a Holder might be required, among other things, to accrue interest income based on a projected payment schedule and comparable yield, which may be in excess of stated interest, and treat as ordinary income rather than capital gain any income realized on the taxable disposition of a Note. In the event a contingency described above occurs, it would affect the amount, timing and character of the income or loss recognized by a Holder. Prospective investors should consult their own tax advisors regarding the tax consequences if the Notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes will not be considered contingent payment debt instruments.

Certain U.S. Federal Income Tax Considerations for U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a Note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in or organized under the law of the United States any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and with respect to which one or more U.S. persons have the authority to control all substantial decisions, or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person. If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of Notes, the U.S. federal income tax treatment of a partner in such entity generally will depend upon the status of the partner and the activities of the entity. For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Notes that is, for U.S. federal income tax purposes, an individual, corporation, trust, or estate that is not a U.S. Holder. A Holder of Notes that is a partnership and partners in such a partnership are urged to consult their own tax advisors concerning the tax consequences to them acquiring, owning and disposing of Notes.

Payments of Interest

It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or, if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Treasury Regulations). Interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time it is received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

The amount of interest paid with respect to a Note held by a U.S. Holder that uses the cash method of accounting for U.S. federal income tax purposes is the U.S. dollar value of the amount of interest paid translated at the spot exchange rate in effect on the date such payment is received by such U.S. Holder, regardless of whether the payment is in fact converted into U.S. dollars on such date. A U.S. Holder that uses the cash method of accounting for U.S. federal income tax purposes generally will not recognize any foreign currency exchange gain or loss upon receipt of any interest payment with respect to a Note.

A U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes is required to include in income the U.S. dollar value of interest on a Note held by such U.S. Holder that accrued during the relevant accrual period. The U.S. dollar value of such accrued interest income generally is determined by translating such interest income at the average rate of exchange for such accrual period (or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year). Alternatively, such U.S. Holder may elect to translate such interest income at the spot exchange rate on the last day of such accrual period (or, in the case of a partial accrual period, the spot exchange rate on the last day of the taxable year) or if the last day of an accrual period is within five business days of the date of receipt of the payment in respect of the related accrued interest, a U.S. Holder that has made such election may translate such accrued interest using the spot exchange rate on the date of receipt of such payment. The above election will apply to all debt obligations that a U.S. Holder holds at the beginning of the first taxable year to which the election applies and to all debt instruments that the U.S. Holder subsequently acquires. A U.S. Holder may not revoke this election without the consent of the IRS. A U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes generally will recognize foreign currency exchange gain or loss with respect to such accrued interest income on the date the payment in respect of such interest income is received (including amounts received upon a disposition of a Note attributable to accrued by unpaid interest) if there is any difference between the exchange rate used to determine such interest income and the exchange rate on the date such payment is received (or the Note is disposed of). Such foreign currency exchange gain or loss generally will be treated as ordinary income or loss from sources within the United States. If such U.S. Holder receives a payment of interest in U.S. dollars, then the U.S. dollar amount received may not be equal to the U.S. dollar amount required to be recognized as interest income under the rules discussed above. Any difference between such amounts will give rise to foreign currency exchange gain or loss and be taxed as described above.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

A U.S. Holder generally will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a Note (collectively, a “Disposition”) equal to the difference, if any, between (a) the sum of the cash and the fair market value of any property received on such Disposition (other than amounts properly attributable to accrued but unpaid interest, which amounts will be treated as interest income as described above under “—Payments of Interest”) and (b) such U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will be equal to the amount that such U.S. Holder paid for the Note, determined in U.S. dollars.

A U.S. Holder that receives euro on the Disposition of a Note generally will have an amount realized equal to the U.S. dollar value of such euro translated at the spot rate of exchange on the date of such Disposition (or, if such Note is treated as traded on an established securities market, on the settlement date in the case of a cash basis or electing accrual basis taxpayer). A U.S. Holder generally will realize foreign currency exchange gain or loss upon such Disposition of a Note (as ordinary income or loss from sources within the United States) if there is any difference between (i) the spot rate of exchange on the date such U.S. Holder acquired such Note and (ii) the spot rate of exchange on the date such note is disposed of or the date the payment in respect of such Disposition is received, as applicable. Such foreign currency exchange gain or loss, together with any foreign currency exchange gain or loss realized on such Disposition in respect of accrued interest, generally will be realized only to the extent of the total gain or loss realized by such U.S. Holder on such Disposition. Any such total gain or loss not treated as foreign currency exchange gain or loss will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such Disposition, the U.S. Holder held the Note for a period of more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, are generally subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

A U.S. Holder that determines its amount realized in connection with the Disposition of a Note by reference to the spot rate of exchange on the date of such Disposition (rather than on the settlement date) may recognize additional foreign currency exchange gain or loss upon receipt of euro from such Disposition.

Conversion or Other Taxable Disposition of Foreign Currency

A U.S. Holder generally will have a basis in the euro received as interest on or upon a Disposition of a Note equal to the U.S. dollar value of such euro when the interest is received or at the time of the Disposition. On conversion or other taxable disposition of such euro, such U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of U.S. dollars or the fair market value in U.S. dollars of any other property received and (ii) such U.S. Holder’s tax basis in such euro. Any such gain or loss generally will be treated as ordinary income or loss from sources within the United States.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of interest on the Notes and to the proceeds of a Disposition of a Note paid to a U.S. Holder unless the U.S. Holder is an exempt recipient. U.S. federal backup withholding (currently, at a rate of 28%) generally will apply to such payments if the U.S. Holder fails to provide the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such U.S. Holder is not subject to backup withholding, or to otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS.

Reportable Transactions

A U.S. Holder that participates in any “reportable transaction” as defined in applicable Treasury Regulations) must attach to its U.S. federal income tax return a disclosure statement on IRS Form 8886. U.S. Holders should consult their own tax advisors as to the possible obligation to file IRS Form 8886 reporting foreign currency exchange loss arising from the Notes or any amounts received with respect to the Notes.

Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders

Payments of Interest

Subject to the discussion below under “—Information Reporting and Backup Withholding,” and “—FATCA,” payments of interest on the Notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax under the “portfolio interest exemption,” provided that:

(1) such interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States;

(2) the Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of the Code and the Treasury Regulations;

(3) the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code;

(4) the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

(5) either (A) the beneficial owner of the Notes provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), as applicable, certifying, under penalties of perjury, that it is not a “United States person” (as defined in the Code) and providing its name and address and renews the certificate periodically as required by the Treasury Regulations, or (B) a financial institution that holds Notes on behalf of the Holder certifies to the applicable withholding agent, under penalties of perjury, that it has received such properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), as applicable, from the beneficial owner and provides the applicable withholding agent with a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest exemption” described above, payments of interest made to such Non-U.S. Holder will generally be subject to U.S. federal withholding tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty, unless such interest is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States and such Non-U.S. Holder generally must provide to the applicable withholding agent a properly completed and executed

IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), as applicable and renew the certificate periodically as required by the Treasury Regulations. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Interest paid to a Non-U.S. Holder that is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States, generally will not be subject to the U.S. federal withholding tax discussed above, provided that the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI or other applicable Form W-8 (or successor form) and renews such certificate periodically as required by the Treasury Regulations. Instead, such interest generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person unless an applicable income tax treaty provides otherwise. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Subject to the discussion below under, “—Information Reporting and Backup Withholding” and “—FATCA,” any gain realized on the Disposition of a Note by a Non-U.S. Holder (other than amounts properly attributable to accrued and unpaid interest, which generally will be treated as described under “—Non-U.S. Holders—Payments of Interest”) generally will not be subject to U.S. federal income or withholding tax, unless (i) such Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the Disposition and certain other conditions are met, in which event such gain (net of certain U.S.-source capital losses, if any, of the Non-U.S. Holder) generally will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty) or (ii) such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder in the United States), in which event such gain generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person.

Information Reporting and Backup Withholding

In general, we must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to such Non-U.S. Holder and the amount of tax, if any, withheld with respect to such payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides or is established pursuant to the provisions of a specified treaty or agreement with those tax authorities.

U.S. backup withholding tax (currently, at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Interest paid to a Non-U.S. Holder generally will be exempt from backup withholding if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), as applicable, or otherwise establishes an exemption.

Under Treasury Regulations, the payment of proceeds from the Disposition of a Note by a Non-U.S. Holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 (or successor form), certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption. The payment of proceeds from the Disposition of Notes by a Non-U.S.

Holder effected at a non-U.S. office of a broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such Non-U.S. Holder provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 (or successor form), certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding will apply if the disposition is subject to information reporting and the broker has actual knowledge that the Non-U.S. Holder is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. Holders should consult their own tax advisors concerning the application of information reporting and backup withholding rules to their particular circumstances.

FATCA

Under Sections 1471 through 1474 of the Code, Treasury Regulations and official IRS guidance (such provisions, regulations and guidance commonly known as “FATCA”), a U.S. federal withholding tax of 30% generally is imposed on any U.S.-source interest and a United States federal withholding tax of 30% generally will be imposed on sale or redemption proceeds of a Note (beginning January 1, 2019) (in each case, including any foreign currency exchange gain) paid to (i) a “foreign financial institution” (as specifically defined under FATCA) unless such institution enters into an agreement with the U.S. tax authorities to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), and (ii) certain other foreign entities unless such entity provides the withholding agent with a certification identifying its direct and indirect “substantial United States owners” (as defined under FATCA) or alternatively, provides a certification that no such owners exist and, in either case, complies with certain other requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules and properly certifies its exempt status to a withholding agent or is deemed to be in compliance with FATCA. Application of this FATCA tax does not depend on whether the payment otherwise would be exempt from U.S. federal withholding tax under the other exemptions described above and whether the payee is a beneficial owner or intermediary with respect to the payment. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective Non-U.S. Holders should consult with their own tax advisors regarding the implications of FATCA on their investment in the Notes.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated May     , 2016, the underwriters named below, for whom Mizuho International plc, Skandinaviska Enskilda Banken AB (publ), Wells Fargo Securities International Limited and HSBC Bank plc are acting as representatives (the “Representatives”), have severally agreed to purchase, and we have agreed to sell to them, severally, the respective aggregate principal amount of Notes listed opposite their names below.

Underwriter	Principal amount of Notes
Mizuho International plc	€
Skandinaviska Enskilda Banken AB (publ)
Wells Fargo Securities International Limited
HSBC Bank plc

Total	€

Under the terms and conditions of the underwriting agreement, if the underwriters purchase any of the Notes, then the underwriters are committed to purchase all of the Notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or this offering may be terminated.

The underwriters have advised us that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % per principal amount of the Notes. Additionally, the underwriters may allow, and such dealers may reallow, a concession not in excess of     % per principal amount of the Notes to certain other dealers. After the initial offering, the public offering price, concession or any other term of this offering may be changed. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The aggregate proceeds to us are set forth on the cover page hereof before deducting our expenses in offering the Notes. We estimate that the total expenses of this offering, including registration and filing fees, printing fees, rating agency, trustee and legal and accounting fees, but excluding the underwriting discount, will be approximately $         . Certain of the underwriters have agreed to reimburse certain of our expenses in connection with the offering.

The following table shows the underwriting discount to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes):

Paid by us
Notes		%

We will not offer or sell any of our debt securities that are substantially similar to the Notes (other than the Notes) for a period of 30 days after the date of this prospectus supplement without the prior consent of the Representatives.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

The Notes are offered for sale only in those jurisdictions in the United States where it is legal to make such offers. The Notes are new securities for which there is currently no established market. We intend to apply to Nasdaq Copenhagen A/S for the Notes to be listed on the official list of Nasdaq Copenhagen A/S and to be admitted to trading on Nasdaq Copenhagen A/S’ regulated market. There can be no assurance that this application will be accepted. We have been advised by the underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, the Notes.

In connection with the offering of the Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may have the effect of preventing or retarding a decline in the market price of the Notes or cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Selling Restrictions

This preliminary prospectus supplement does not constitute an offer by, or an invitation by or on behalf of, us or the underwriters or any other person to subscribe for any of the Notes, or the solicitation of an offer to subscribe for any of the Notes. No action has been taken by us or any of the underwriters that would, or is intended to, permit a public offer of the Notes or possession or distribution of this preliminary prospectus supplement or any other offering or publicity material relating to the Notes in any country or jurisdiction where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any Notes or have in its possession, distribute or publish any offering circular, prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of Notes by it will be made on the same terms.

United Kingdom

Each underwriter has represented and agreed that:

•	(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the Notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by us;

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance

(Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

The underwriters may make offers and sales through certain affiliates of the underwriters. One or more of the underwriters may sell through affiliates or other appropriately licensed entities for sales of the Notes in jurisdictions in which they are not otherwise permitted.

The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they have received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

If any of the underwriters or their respective affiliates have a lending relationship with us, certain of those underwriters or their respective affiliates routinely hedge, and certain other of those underwriters or their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

Affiliates of the underwriters act as agents and/or lenders under our Senior Credit Facility and Term Loan Credit Agreement. See “Description of Other Indebtedness.”

In addition, affiliates of certain of the underwriters have agreed to provide us with the Bridge Facility, which we may draw upon to finance all or a portion of the cash consideration payable by us pursuant to the ISE Transaction Agreement. Wells Fargo Securities, LLC is also acting as advisor to us in connection with the ISE Transaction. See “Summary—Recent Developments.”

LEGAL MATTERS

Certain legal matters in connection with the Notes offered under this prospectus supplement will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York, and for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Nasdaq, Inc. appearing in Nasdaq, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2015, and the effectiveness of Nasdaq, Inc.’s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This information may be read and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The material may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or through our web site at http://www.business.nasdaq.com. Our website is not incorporated into or otherwise a part of this prospectus or any of our other securities filings.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus supplement the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We are incorporating by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until all of the Notes offered by this prospectus supplement and the accompanying prospectus are sold:

•	our Annual Report on Form 10-K for the year ended December 31, 2015 (including those portions of our definitive Proxy Statement for the 2016 Annual Meeting of Stockholders that are incorporated by reference in our Form 10-K);

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2016; and

•	our Current Reports on Form 8-K filed on January 28, 2016 (as to Item 8.01 only); January 29, 2016; February 26, 2016; March 15, 2016; March 22, 2016; March 31, 2016; and May 9, 2016.

You may obtain a copy of these filings and any other filings incorporated by reference at no cost, by writing or telephoning us at the following address:

Nasdaq, Inc.

One Liberty Plaza

New York, New York 10006

(212) 401-8700

email: investor.relations@nasdaq.com

PROSPECTUS

Debt Securities, Guarantees of Debt Securities, Preferred Stock,

Common Stock, Warrants, Depositary Shares, Purchase Contracts and Units

We from time to time may offer:

•	Debt securities, which may be senior, subordinated or junior subordinated and convertible or non-convertible;

•	Guarantees of debt securities;

•	Shares of our preferred stock;

•	Shares of our common stock;

•	Warrants to purchase equity securities;

•	Depositary shares;

•	Purchase contracts; and

•	Units, comprised of two or more of any of the securities referred above, in any combination,

together or separately, and in amounts, at prices and on terms that we will determine at the time of the offering. In addition, certain other persons to be identified in a prospectus supplement may offer and sell our securities.

This prospectus describes some of the general terms that may apply to these securities and the manner in which they may be offered. We will deliver this prospectus together with an accompanying prospectus supplement setting forth the specific terms of the securities we are offering and the manner in which they will be offered.

You should read this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in our securities. THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We, or any selling securityholders, may offer and sell the securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any agents, underwriters or dealers involved in the offering and any applicable fees, commissions or discount arrangements. The net proceeds we expect to receive from sales will be set forth in the prospectus supplement. For more detailed information, see “Plan of Distribution” in this prospectus.

Our common stock is listed on The NASDAQ Stock Market under the trading symbol “NDAQ.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” ON PAGE 5 AND, IF APPLICABLE, ANY RISK FACTORS THAT ARE DESCRIBED IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT OR IN OUR SECURITIES AND EXCHANGE COMMISSION FILINGS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 22, 2016.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf process (i) we may, over time, sell any combination of the securities described in this prospectus in one or more offerings, and (ii) the selling securityholders to be named in a prospectus supplement may offer, from time to time, an indeterminate number of our securities.

This prospectus provides you with a general description of the securities we or the selling securityholders may offer. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement of which this prospectus is a part. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

Each time we, or the selling securityholders, as the case may be, offer our securities, we or the selling securityholders will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities to be offered. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.” General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://business.nasdaq.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

You should rely only on the information contained in this prospectus and the information to which we have referred you. We have not authorized any other person to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this document.

Throughout this prospectus, unless otherwise specified:

•	“Nasdaq,” “we,” “us” and “our” refer to Nasdaq, Inc.

•	“The NASDAQ Stock Market” and “NASDAQ” refer to the registered national securities exchange operated by The NASDAQ Stock Market LLC.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC. This information may be read and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The material may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or through our web site at http://business.nasdaq.com. However, the information located on, or accessible from, our website is not, and shall not be deemed to be, except as described below, a part of this prospectus supplement or the accompanying prospectus or incorporated into any other filings that we make with the SEC.

This prospectus is only part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act and therefore omits some of the information contained in the registration statement. We have also filed exhibits and schedules to the registration statement which are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described in the previous paragraph.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (other than information in Current Reports on Form 8-K furnished pursuant to items 2.02, 7.01 or otherwise, as the case may be, of such form), after the initial filing of this registration statement and until termination of the offering shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the following previously filed documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2014 (including those portions of our Definitive Proxy Statement for the 2015 Annual Meeting of Stockholders that are incorporated by reference in our Form 10-K);

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2015, June 30, 2015 and September 30, 2015; and

•	our Current Reports on Form 8-K filed on January 5, 2015 (with regard to Item 8.01); January 29, 2015 (with regard to Item 8.01); March 6, 2015 (with regard to Item 5.02); April 23, 2015 (with regard to Items 2.06 and 8.01); May 11, 2015 (with regard to Items 5.02 and 5.07); July 23, 2015 (with regard to Item 8.01); September 8, 2015 (with regard to Item 5.03); October 5, 2015 (as amended November 6, 2015); October 22, 2015 (with regard to Item 8.01) and December 18, 2015 (with regard to Item 5.02).

You may obtain a copy of these filings and any other filings incorporated by reference at no cost, by writing or telephoning us at the following address:

Nasdaq, Inc.

One Liberty Plaza

New York, New York 10006

(212) 401-8700

email: investor.relations@nasdaq.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference into this prospectus may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend that the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 apply to these forward-looking statements. Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events. Words such as “may,” “will,” “could,” “should,” “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words or terms of similar substance used in connection with any discussion of expectations as to industry and regulatory developments or business initiatives and strategies, future operating results or financial performance identify forward-looking statements. These include, among others, statements relating to:

•	our 2015 outlook and our outlook for other future periods;

•	the scope, nature or impact of acquisitions, divestitures, investments or other transactional activities;

•	the integration of acquired businesses, including accounting decisions relating thereto;

•	the effective dates for, and expected benefits of, ongoing initiatives, including strategic, restructuring, technology, de-leveraging and capital return initiatives;

•	our products and services;

•	the impact of pricing changes;

•	tax matters;

•	the cost and availability of liquidity; and

•	any litigation or regulatory or government investigation or action to which we are or could become a party.

Forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following:

•	our operating results may be lower than expected;

•	loss of significant trading and clearing volume, market share, listed companies or other customers;

•	economic, political and market conditions and fluctuations, including interest rate and foreign currency risk, inherent in U.S. and international operations;

•	government and industry regulation;

•	our ability to keep up with rapid technological advances and adequately address security risks;

•	the performance and reliability of our technology and technology of third parties;

•	our ability to successfully integrate acquired businesses, including the fact that such integration may be more difficult, time consuming or costly than expected, and our ability to realize synergies from business combinations and acquisitions;

•	our ability to continue to generate cash and manage our indebtedness; and

•	adverse changes that may occur in the securities markets generally.

Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the uncertainty and any risk related to forward-looking statements that we make. The above list of risks and uncertainties is only a summary of some of the most important factors and is not intended to be exhaustive. You should carefully review the risks and information contained, or incorporated by reference, in this prospectus or in any accompanying prospectus supplement, including, without limitation, those risk factors discussed under the caption “Part II. Item 1A. Risk Factors,” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 that was filed with the SEC on November 4, 2015 and more fully described in the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 that was filed with the SEC on February 17, 2015. New factors that are not currently known to us or of which we are currently unaware may also emerge from time to time that could materially and adversely affect us. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Except as required by the federal securities laws, we undertake no obligation to update any forward-looking statement, release publicly any revisions to any forward-looking statements or report the occurrence of unanticipated events. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the risk factors incorporated by reference from our Annual Report on Form 10-K for our most recent fiscal year, our Quarterly Reports on Form 10-Q, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. Although we have tried to discuss key factors, please be aware that these are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

THE COMPANY

Nasdaq, Inc. (formerly The NASDAQ OMX Group, Inc.) is a leading provider of trading, clearing, exchange technology, regulatory, securities listing, information and public company services across six continents. Our global offerings are diverse and include trading and clearing across multiple asset classes, access services, data products, financial indexes, capital formation solutions, corporate solutions and market technology products and services. Our technology powers markets across the globe, supporting equity derivatives trading, clearing and settlement, cash equity trading, fixed income trading and many other functions.

In August 2015, the SEC approved the amendment to the charter and by-laws of The NASDAQ OMX Group, Inc. to change its legal name. The amendment to effect the name change was filed and became effective with the State of Delaware on September 8, 2015.

We manage, operate and provide our products and services in four business segments: Market Services, Listing Services, Information Services and Technology Solutions.

Market Services

Our Market Services segment includes our equity derivative trading and clearing, cash equity trading, fixed income, currency and commodities trading and clearing, or FICC, and access and broker services businesses. We operate multiple exchanges and other marketplace facilities across several asset classes, including derivatives, commodities, cash equity, debt, structured products and exchange traded funds, or ETFs. In addition, in some countries where we operate exchanges, we also provide broker services, clearing, settlement and central depository services. Our transaction-based platforms provide market participants with the ability to access, process, display and integrate orders and quotes. The platforms allow the routing and execution of buy and sell orders as well as the reporting of transactions, providing fee based revenues.

In the U.S., we operate three options exchanges, as well as three cash equity exchanges. The NASDAQ Stock Market, the largest of our cash equities exchanges, is the largest single venue of liquidity for trading U.S.-listed cash equities. We also operate a leading electronic platform for trading of U.S. Treasuries.

In the third quarter of 2015, we launched Nasdaq Futures, Inc., or NFX, which is our new U.S. based energy derivatives market. NFX offers cash settled energy derivatives based on key energy benchmarks including oil, natural gas and U.S. power.

In Europe, we operate exchanges in Stockholm (Sweden), Copenhagen (Denmark), Helsinki (Finland), and Iceland, as well as the clearing operations of Nasdaq Nordic Clearing. We also operate exchanges in Tallinn (Estonia), Riga (Latvia) and Vilnius (Lithuania) as Nasdaq Baltic. Collectively, Nasdaq Nordic and Nasdaq Baltic offer trading in cash equities and depository receipts, warrants, convertibles, rights, fund units and ETFs, as well as trading and clearing of derivatives and clearing of resale and repurchase agreements. Through Nasdaq First North, our Nordic and Baltic operations also offer alternative marketplaces for smaller companies.

In addition, Nasdaq Commodities operates a power derivatives exchange regulated in Norway and a European carbon exchange. In the U.K., we operate Nasdaq NLX, a London-based multilateral trading venue that offers a range of both short-term interest rate and long-term interest rate euro- and sterling-based listed derivative products.

Through our access services business, we provide market participants with a wide variety of alternatives for connecting to and accessing our markets via a number of different protocols used for quoting, order entry, trade reporting, DROP functionality and connectivity to various data feeds. We also provide co-location services to market participants, whereby firms may lease cabinet space and power to house their own equipment and servers within our data center. Our broker services operations offer technology and customized securities administration solutions to financial participants in the Nordic market.

Listing Services

Our Listing Services segment includes our U.S. and European Listing Services businesses. We operate a variety of listing platforms around the world to provide multiple global capital raising solutions for private and public companies. Our main listing markets are The NASDAQ Stock Market and the Nasdaq Nordic and Nasdaq Baltic exchanges. We also operate The NASDAQ Private Market, LLC, or NPM, a marketplace for private growth companies.

As of September 30, 2015, The NASDAQ Stock Market was home to 2,850 listed companies with a combined market capitalization of approximately $7.7 trillion, and in Europe, the Nasdaq Nordic and Nasdaq Baltic exchanges, together with Nasdaq First North, were home to 835 listed companies with a combined market capitalization of approximately $1.1 trillion.

Information Services

Our Information Services segment includes our Data Products and our Index Licensing and Services businesses.

Our Data Products business sells and distributes historical and real-time quote and trade information to market participants and data distributors. Our data products enhance transparency of the market activity within the exchanges that we operate and provide critical information to financial professionals and individual investors globally.

Our Index Licensing and Services business develops and licenses Nasdaq branded indexes, associated derivatives, and financial products and also provides custom calculation services for third-party clients. As of September 30, 2015, we had 210 exchange traded products licensed to Nasdaq’s indexes and had over $103 billion of assets under management in licensed exchange traded products tracking Nasdaq indexes.

Technology Solutions

Our Technology Solutions segment includes our Corporate Solutions and Market Technology businesses.

Our Corporate Solutions business serves corporate clients, including companies listed on our exchanges. We help organizations manage the two-way flow of information with their key constituents, including their board members and investors, and with clients and the public through our suite of advanced technology, analytics, and consultative services. Our Corporate Solutions business primarily offers products to serve the following key areas: investor relations, public relations, multimedia solutions, and governance. We currently have approximately 10,000 Corporate Solutions clients.

Our Market Technology business is a leading global technology solutions provider and partner to exchanges, clearing organizations, central securities depositories, regulators, banks, brokers and corporate businesses. Our Market Technology business is the sales channel for our complete global offering to other marketplaces.

Market Technology provides technology solutions for trading, clearing, settlement, surveillance and information dissemination to markets with wide-ranging requirements, from the leading markets in the U.S., Europe and Asia to emerging markets in the Middle East, Latin America, and Africa. Our marketplace solutions can handle a wide array of assets including cash equities, equity derivatives, currencies, various interest-bearing securities, commodities, energy products and derivatives, and are currently powering more than 70 marketplaces in 50 countries. Market Technology also provides market surveillance services to broker-dealer firms worldwide, as well as enterprise governance, risk management and compliance software solutions.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to fixed charges and preferred stock dividends for the periods listed below:

	Nine Months Ended September 30, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends(1)(2)	5.57	5.45	5.76	5.94	5.23	5.46

(1)	For purposes of this calculation, earnings are defined as pre-tax income from continuing operations before equity in earnings of 50%-or-less-owned companies and adjustment for noncontrolling interests plus fixed charges. Fixed charges are the sum of interest and related expenses.
(2)	On January 27, 2014, Nasdaq eliminated its Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock by filing with the Delaware Secretary of State a Certificate of Elimination, following SEC approval. Other than during the year ended December 31, 2010, there were no shares of the Series A Convertible Preferred Stock outstanding during any of the periods presented.

USE OF PROCEEDS

Unless otherwise set forth in an applicable prospectus supplement, we intend to use the net proceeds of any offering of securities sold by us to provide additional funding for general corporate purposes, which may include, without limitation, acquisitions, repayment of outstanding debt, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purposes.

Unless otherwise set forth in a prospectus supplement, we will not receive any of the proceeds from the sale of securities by the selling securityholders.

DESCRIPTION OF SECURITIES

This Prospectus contains summary descriptions of the debt securities, guarantees of debt securities, preferred stock, common stock, warrants, depositary shares, purchase contracts and units that we or one or more selling stockholders may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the applicable prospectus supplement and/or other offering materials.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms and provisions relating to our capital stock. Because it is a summary, the following description is not complete and is subject to and qualified in its entirety by reference to our charter and by-laws, and provisions of Delaware law which define the rights of our stockholders. Our charter and by-laws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

Authorized Capital

Our authorized capital stock consists of (i) 300,000,000 shares of common stock, par value $0.01 per share; and (ii) 30,000,000 shares of preferred stock, par value $0.01 per share. As of September 30, 2015, we had 166,893,305 shares of common stock issued and 164,077,244 shares outstanding and we had no shares of preferred stock issued and none outstanding. As of September 30, 2015, there were approximately 393 record holders of our common stock.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders except that no person may exercise voting rights in respect of any shares in excess of 5% of the then outstanding shares of our Common Stock. Subject to certain additional conditions, this limitation does not apply to persons exempted from this limitation by our board of directors prior to the time such person owns more than 5.0% of the then-outstanding shares of our common stock.

At any meeting of our stockholders, a majority of the votes entitled to be cast will constitute a quorum for such meeting.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for them. In the event of our liquidation, dissolution, or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. Future dividends, if any, will be determined by our board of directors.

Preferred Stock

Our Board of Directors may provide by resolution for the issuance of preferred stock, in one or more series, and to fix the powers, preferences, and rights, and the qualifications, limitations, and restrictions thereof, of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund provisions, if any, and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of our common stock and could adversely affect the voting and other rights of the holders of our common stock.

Certain Provisions of our Charter and By-Laws

Some provisions of our charter and by-laws, which provisions are summarized below, may be deemed to have an anti-takeover effect and may delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Advance Notice Requirements for Stockholder Proposals and Directors Nominations

Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, that in the event that the annual meeting is called for a date that is not within 30 days before or 70 days after such anniversary date, notice by the shareholder in order to be timely must be received not earlier than 120 days prior to the meeting and not later than the later of 90 days prior to the meeting and the close of business on the 10th day following the date on which notice of the date of the annual meeting was first publicly announced by Nasdaq. In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder in order to be timely must be received not earlier than 120 days prior to the meeting and not later than the later of 90 days prior to the meeting or the close of business on the 10th day following the day on which public disclosure of the date of the special meeting and our nominees was first made. In addition, the by-laws specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

Stockholder Action

Our charter provides that stockholders are not entitled to act by written consent in lieu of a meeting.

Amendments; Vote Requirements

The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Our charter imposes majority voting requirements in connection with stockholder amendments to the by-laws and in connection with the amendment of certain provisions of the charter, including those provisions of the charter relating to the limitations on voting rights of certain persons, removal of directors and prohibitions on stockholder action by written consent.

Authorized But Unissued Shares

The authorized but unissued shares of our common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and preferred stock could render more difficult, or discourage, an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute

We are organized under Delaware law. Delaware law generally prohibits a publicly-held or widely-held corporation from engaging in a “business combination” with an “interested stockholder” for three years after the stockholder becomes an interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or, in some cases, within three years, did own) directly or indirectly 15% or more of the corporation’s outstanding voting stock. A “business combination” includes a merger, asset sale or other transaction that results in a financial benefit to the interested stockholder. However, Delaware law does not prohibit these business combinations if:

1.	before the stockholder becomes an interested stockholder, the corporation’s board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

2.	after the transaction that results in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the corporation’s outstanding voting stock (excluding certain shares); or

3.	the corporation’s board approves the business combination and the holders of at least two-thirds of the corporation’s outstanding voting stock that the interested stockholder does not own authorize the business combination at a meeting of stockholders.

Stockholders’ Agreements

On December 16, 2010, we entered into a stockholders’ agreement with Investor AB. We are obligated by the terms of the stockholders’ agreement to nominate and generally use best efforts to cause the election to our board of directors one individual designated by Investor AB, subject to certain conditions.

On February 27, 2008, we entered into a stockholders’ agreement with Borse Dubai Limited, or Borse Dubai, which was amended on February 19, 2009. Subject to certain conditions, we are obligated by the terms of the stockholders’ agreement to nominate and generally use best efforts to cause the election to our board of directors one individual designated by Borse Dubai.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare. Its address is 480 Washington Boulevard, Jersey City, New Jersey 07310 and its telephone number is +1 800 736 3001.

Listing

Our common stock is listed on The NASDAQ Stock Market under the trading symbol “NDAQ.”

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit from time to time in the form of one or more series of debt securities. We may offer secured or unsecured debt securities which may be senior, subordinated or junior subordinated, and which may be convertible. The applicable prospectus supplement and/or other offering materials will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities. To the extent the applicable prospectus supplement or other offering materials relating to an offering of debt securities are inconsistent with this prospectus, the terms of that prospectus supplement or other offering materials will supersede the information in this prospectus.

The debt securities will be issued under an indenture between us and Wells Fargo Bank, National Association, as trustee. The indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The terms of the debt securities will include those set forth in the indenture and any related security documents and those made a part of the indenture by the Trust Indenture Act of 1939. You should read the summary below, the applicable prospectus supplement and/or other offering materials and the provisions of the indenture and any related security documents in their entirety before investing in our debt securities. Capitalized terms used in the summary have the meanings specified in the indenture.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and aggregate principal amount of the debt securities;

•	whether the debt securities will be senior, subordinated or junior subordinated;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities are convertible or exchangeable into other securities;

•	the percentage or percentages of principal amount at which such debt securities will be issued;

•	the interest rate(s) or the method for determining the interest rate(s);

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the person to whom any interest on the debt securities will be payable;

•	the places where payments on the debt securities will be payable;

•	the maturity date;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for global securities;

•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;

•	any applicable subordination provisions for any subordinated debt securities;

•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which we or the purchaser of the debt securities can select the payment currency;

•	the securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	the extent to which a secondary market for the securities is expected to develop;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	additional terms not inconsistent with the provisions of the indenture.

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture. In addition, we will describe in the applicable prospectus supplement, material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

If specified in the applicable prospectus supplement, certain of our subsidiaries will guarantee the debt securities. The particular terms of any guarantee will be described in the related prospectus supplement.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon holders of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities will be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, depositary shares, purchase contracts or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us or by a selling stockholder:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us or a selling stockholder to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; and/or

•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on The NASDAQ Stock Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling stockholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling stockholder may directly solicit offers to purchase the securities and we or a selling stockholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

We may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the securities offered hereunder. It is anticipated that the maximum compensation to be received in any particular offering of securities will be less than this amount.

LEGAL MATTERS

In connection with particular offerings of our securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Morrison & Foerster LLP, Washington, D.C. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Nasdaq, Inc. (formerly known as The NASDAQ OMX Group, Inc.) appearing in The NASDAQ OMX Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of The NASDAQ OMX Group, Inc.’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

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        % Senior Notes due 20

Prospectus Supplement

Mizuho Securities

SEB

Wells Fargo Securities

HSBC

May     , 2016